Exhibit 10.1

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of

Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

ASSET PURCHASE AGREEMENT

by and among

LIVEWIRE EV, LLC,

as Purchaser,

LIVEWIRE GROUP, INC.,

as Purchaser Parent,

DUST MOTORCYCLES, INC.,

as Seller,

and

THE OTHER PARTIES NAMED HEREIN

Dated as of May 18, 2026

Annexes

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Bill of Sale and Assignment Agreement
Exhibit C	Accounting Policy

Disclosure Letter

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 18, 2026, by and among LiveWire EV, LLC, a Delaware limited liability company (“Purchaser”), LiveWire Group Inc., a Delaware corporation (“Purchaser Parent”), Dust Motorcycles, Inc., a Delaware corporation (prior to the effectiveness of the Conversion, and, from and after the effectiveness of the Conversion, the Delaware limited liability company into which such corporation converts pursuant to the Conversion described in this Agreement, together with any permitted successors and assigns of either such entity, “Seller”), and each of the Persons listed on the signature pages hereto as a “Selling Holder,” each of whom is the record and beneficial owner of issued and outstanding equity interests of Seller (each, a “Selling Holder,” and collectively, the “Selling Holders,” and, together with Seller, the “Seller Parties”). Each party hereto is sometimes referred to herein as a “Party,” and collectively as the “Parties.” Capitalized terms used herein but not defined shall have the respective meanings ascribed to them in Exhibit A.

WHEREAS, Seller is engaged in the design, development, manufacture and distribution of vehicles, including electric motorcycles and dirt bikes, and related powertrain technology (the “Business”);

WHEREAS, the Selling Holders, collectively, own all of the issued and outstanding equity interests of Seller;

WHEREAS, the Parties wish to provide for the sale to Purchaser of all of Seller’s rights, title and interests in the assets of Seller, which are used or held for use by Seller in connection with, relating to or necessary for the operation of the Business, as conducted or proposed to be conducted as of the date hereof, and to assume certain obligations and liabilities related to the Business, in each case, on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”); and

WHEREAS, the Parties are entering into this Agreement with the intention that the Acquisition, together with the Conversion, qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code for U.S. federal, and applicable state and local, income tax purposes. Accordingly, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) that is adopted by the parties as required by Treasury Regulations Section 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF PURCHASED ASSETS; RELATED TRANSACTIONS.

Section 1.1 Sale of Purchased Assets; Excluded Assets; Excluded Liabilities; Assumed Liabilities.

(a) At the Closing (as defined below), on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, good, valid and marketable title to all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). For purposes of this Agreement, the “Purchased Assets” means all of the properties, rights, interests and other tangible and intangible assets of Seller, including all assets owned, licensed, used or held for use by Seller in connection with, or necessary for the operation of, the Business, but excluding the Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include:

(i) any and all tangible assets of Seller including any machinery, property, equipment, materials, prototypes, tools, tooling, dies, molds, jigs, fixtures, supplies, vehicles, furniture, fixtures, improvements, and manufacturing equipment, including all electric motor components, battery packs, controllers, frames, and other components used in or related to the design, development, testing, manufacture and distribution of vehicles, including electric motorcycles and dirt bikes, and related powertrain technology;

(ii) all sales and marketing data and materials possessed by Seller (including all literature, advertising materials, customer lists and price lists) and all current and prospective client lists and customer data of the Business;

(iii) all Intellectual Property and Technology owned by Seller, including without limitation, all rights in the Trademarks of Seller used in the Business and all derivations and variations thereof (including those listed in the profile of Seller on Seller’s website), and, subject to Section 6.13, all Cero IP Rights, in each case, together with all rights, claims and privileges pertaining to the foregoing, including remedies against infringement, misappropriation, dilution and other violation thereof and rights to protection of interests therein, all past, present and future income, royalties and payments receivable in respect thereof, all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past, present and future infringement, misappropriation, dilution or other violation of Intellectual Property and Technology and all damages, payments and other relief for past, present or future infringement, misappropriation, dilution or other violation of Intellectual Property and Technology), and any and all corresponding rights that have been, now or hereafter may be secured throughout the world with respect to any such Intellectual Property and Technology, and all goodwill relating to the Business or Seller and the Seller Products and Services, including all designs, specifications, drawings, schematics, technical documentation, engineering data, testing data, prototypes, and other materials relating to vehicles, including electric motorcycles and dirt bikes, and related powertrain technology (collectively, the “Seller Transferred Intellectual Property”);

(iv) all rights of Seller under the Seller Contracts (including without limitation the Seller Contracts identified in Section 2.9 of the Disclosure Letter);

(v) all Governmental Authorizations held by Seller or otherwise relating to the Business (including without limitation the Governmental Authorizations identified in Section 2.11 of the Disclosure Letter);

(vi) all claims and causes of action of Seller against other Persons and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable);

(vii) all accounts receivable of Seller, all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Seller with respect to the Business products sold or services performed by or on behalf of Seller prior to the Closing;

(viii) all books, records, files and data of Seller, other than those identified in Section 1.1(a)(viii) of the Disclosure Letter, including books, records, files and data relating to Taxes imposed on the Purchased Assets or with respect to the Business and employee and personnel records with respect to the Transferred Employees; and

(ix) Cash and Cash Equivalents of Seller.

(b) The “Excluded Assets” means solely the following: (i) the Organizational Documents of Seller, corporate qualifications to conduct business, arrangements with registered agents relating to foreign qualifications, in each case, solely related to Seller’s legal existence; (ii) the equity interests in Seller; (iii) all records relating to other Excluded Assets described in this Section 1.1(b) (except to the extent that they also relate to the Purchased Assets), seals, minute books, all records relating to Seller’s equityholders in their capacity as such, and other documents relating to the organization, maintenance, capitalization, and existence of Seller as a corporation; (iv) any of the rights of Seller arising out of or relating to the Transaction Documents; (v) all assets described on Section 1.1(b)(iv) of the Disclosure Letter; and (vi) all Benefit Plans and any of the assets (including any related insurance proceeds) of or relating to any Benefit Plan (including any such assets held in trust or other funding vehicles and all insurance policies intended to fund any Benefit Plan).

(c) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser hereby agrees to assume and be responsible for the satisfaction of the Assumed Liabilities (as defined below). Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be obligated to assume or to perform or discharge any Liability of Seller other than the Assumed Liabilities (such other Liabilities being referred to herein as “Excluded Liabilities”). Without limiting the foregoing, Seller shall retain and be responsible for, and Purchaser shall not be obligated to assume or to perform or discharge, and does not assume, perform or discharge, any Liability of the Business or Seller including at any time arising from or otherwise attributable to the following (all of which shall be Excluded Liabilities):

(i) any Liability of Seller arising out of or relating to the execution, delivery or performance by Seller of any of the Transaction Documents;

(ii) any Liability of Seller for Unpaid Seller Transaction Expenses, or any Indebtedness;

(iii) any Liability of Seller arising from or relating to any action taken by Seller, or any failure on the part of Seller to take any action, prior to, at, or following the Closing;

(iv) any Liability of Seller arising from or relating to any claim or Proceeding against Seller based on or arising out of any act, omission, event, condition, or circumstance occurring or existing prior to the Closing, regardless of whether such claim or Proceeding is asserted or commenced prior to, at, or following the Closing;

(v) any Liability of Seller related to an Excluded Asset;

(vi) (A) any Liability of Seller in respect of any Tax, or any Liability for taxes imposed on the Purchased Assets or with respect to the Business attributable to a Pre-Closing Tax Period or attributable to the ownership of the Purchased Assets or the operation of the Business prior to the Closing, including any such Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, by Contract or otherwise, and (B) any Transfer Taxes arising in connection with the Transactions;

(vii) any Liability of Seller to any equityholder, in such Person’s capacity as an equityholder, or any other Related Party;

(viii) any Liability under Seller Contract for any breach by Seller of any provision of any of such Contracts;

(ix) any Liability relating to, or arising from, any prior acquisition consummated, or otherwise contemplated, by Seller;

(x) any Liabilities to customers or related to any trade accounts payable or other payables or Liabilities of the Business or Seller in connection with conditions, events, actions or omissions prior to the Closing other than the Assumed Liabilities expressly described in Section 1.1(d), including, for the avoidance of doubt, any such Liabilities in excess of the Assumed Trade Payables identified on Section 1.1(d)(ii) of the Disclosure Letter or that are not identified on such Schedule;

(xi) the Seller Employee Liabilities;

(xii) any Liability arising from or related to any actual or alleged defect, safety hazard, or non-compliance with applicable Legal Requirements in any Seller Products and Services designed, manufactured, sold, distributed, or serviced prior to the Closing, whether such Liability is asserted before, on or after the Closing Date;

(xiii) any Liability for environmental remediation, contamination or cleanup relating to conditions existing on or prior to the Closing, regardless of when discovered or asserted;

(xiv) any Liability arising out of or relating to product testing, demonstration, or evaluation activities conducted by or on behalf of Seller prior to the Closing, including any injuries to test riders, testers, or evaluators; and

(xv) any Liability relating to, or arising from, the matters described on Section 1.1(c)(xiii) of the Disclosure Letter.

(d) The term “Assumed Liabilities” means only: (i) the obligations of Seller arising after the Closing under the Seller Contracts that are listed in Section 2.9(a) of the Disclosure Letter and true, complete and correct copies of which have been provided to Purchaser prior to the date of this Agreement, but only to the extent (A) such Seller Contract is in writing and (B) such obligations (I) do not arise from or relate to any breach by Seller of any provision of any of such Contracts, (II) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts, and (III) do not relate to any product liability, warranty, recall, or similar claim with respect to products sold or services performed prior to the Closing; and (ii) all trade accounts payable and other accrued expenses of the Business incurred in the Ordinary Course of Business prior to the Closing and identified on Section 1.1(d)(ii) of the Disclosure Letter (collectively, the “Assumed Trade Payables”), but excluding, for the avoidance of doubt, any Indebtedness, Seller Employee Liabilities, or any Liability included in the Excluded Liabilities; and (iii) the obligations of Purchaser to honor and fund, as post-Closing operating expenses of Purchaser (and not as Liabilities of Seller), the open purchase orders and other post-Closing operating obligations relating to the Dust Hightail platform identified on Section 1.1(d)(iii) of the Disclosure Letter (collectively, the “Operating Obligations”); and (iv) all Liabilities arising after the Closing in respect of warranty, product liability, recall or similar claims relating to any Seller Products and Services that are first sold, delivered, licensed, or otherwise provided to customers after the Closing but that were designed or developed in whole or in part prior to the Closing, in each case solely to the extent such Liabilities (A) arise from claims, demands, Proceedings or events first made, asserted or occurring after the Closing Date, (B) do not arise from any design defect, safety hazard, or non-compliance with applicable Legal Requirements that existed as of the Closing and was not disclosed in the Disclosure Letter, and (C) do not arise from any matter that would have constituted an Excluded Liability under Section 1.1(c)(xii) if such products or services had been sold, delivered, licensed, or provided prior to the Closing; provided, however, that Assumed Liabilities shall in no event include any Excluded Liabilities.

(e) Section 1.1(d)(ii) of the Disclosure Letter sets forth all trade accounts payable and other accrued expenses of Seller and Business that constitute Assumed Liabilities, and Section 1.1(d)(iii) of the Disclosure Letter sets forth all post-Closing operating obligations of Purchaser (including open purchase orders for the Dust Hightail platform) that constitute Assumed Liabilities.

Section 1.2 Purchase Price and Payments.

(a) Purchase Price. As consideration for the sale by Seller of the Purchased Assets to Purchaser, Purchaser shall deliver or pay, as applicable, or cause to be delivered or paid, as applicable, to Seller: (i) the Closing Stock Consideration (as defined below); (ii) the Closing Cash Amount (as defined below); (iii) the Installment Payments (as defined below); and (iv) the Contingent Payments (as defined below) if any, that may become payable by Purchaser, if at all, upon the terms and subject to the satisfaction of the conditions set forth in Section 1.2(e) (the Closing Stock Consideration and the Closing Cash Amount, together with any Installment Payments and Contingent Payments, the “Purchase Price”).

(b) Closing Stock Consideration. As promptly as practicable following the Closing, Purchaser Parent shall instruct its transfer agent to issue (in uncertificated book-entry form) to Seller a number of shares of Purchaser Parent Common Stock with an aggregate value equal to Five Hundred Thousand Dollars ($500,000), with the number of shares to be determined by dividing $500,000 by the Closing VWAP Price (such shares, the “Closing Stock Consideration”). The Closing Stock Consideration shall be subject to the applicable Lock-Up Period, during which time Seller shall not sell, transfer, pledge, hypothecate or otherwise dispose of any shares of Closing Stock Consideration except as permitted under Section 6.9.

(c) Closing Cash Amount. At the Closing, Purchaser shall pay to Seller, in cash by wire transfer of immediately available funds to an account or accounts designated by Seller, an aggregate amount equal to Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Closing Cash Amount”), all of which shall be applied solely toward the Unpaid Seller Transaction Expenses and the documented, out-of-pocket costs and expenses incurred by Seller in connection with the Conversion of Seller and the settlement of aged contract invoices and other closing expenses identified in the Unpaid Seller Transaction Expenses, including the payment of all amounts due and owing under the Cero Agreement pursuant to Section 6.13, and none of which shall be used to satisfy ordinary course trade payables of the Business that constitute Assumed Liabilities.

(d) Installment Payments. As additional consideration for the Purchased Assets, Seller shall be entitled to receive installment payments of Purchaser Parent Common Stock as follows:

(i) First Installment. On the first (1st) anniversary of the Closing Date, subject to there being no uncured breach of any Fundamental Representation and subject to Section 1.2(f), Purchaser shall deliver, or cause to be delivered, to Seller a number of shares of Purchaser Parent Common Stock (the “First Installment Payment”) with an aggregate value equal to Eight Hundred Seventy-Five Thousand Dollars ($875,000), with the number of shares to be determined by dividing $875,000 by the applicable Anniversary VWAP Price. The First Installment Payment shall be subject to the applicable Lock-Up Period, during which time Seller shall not sell, transfer, pledge, hypothecate or otherwise dispose of any shares issued as the First Installment Payment except as permitted under Section 6.9. Notwithstanding anything contained herein, in the event that (A) the employment of either Colin Godby or Jarett Volkoff with the Purchaser is terminated (other than as a result of termination by the Purchaser without cause) or (B) either of Colin Godby or Jarett Volkoff voluntarily resigns, in each case of clause (A) and (B), at any time during the twelve (12) month period following the Closing Date, the First Installment Payment will be reduced by 44%.

(ii) Second Installment. On the second (2nd) anniversary of the Closing Date, subject to there being no uncured breach of any Fundamental Representation and subject to Section 1.2(f), Purchaser shall deliver, or cause to be delivered, to Seller a number of shares of Purchaser Parent Common Stock (the “Second Installment Payment”) with an aggregate value equal to Eight Hundred Seventy-Five Thousand Dollars ($875,000), with the number of shares to be determined by dividing $875,000 by the applicable Anniversary VWAP Price. The Second Installment Payment shall be subject to the applicable Lock-Up Period, during which time Seller shall not sell, transfer, pledge, hypothecate or otherwise dispose of any shares issued as the Second Installment Payment except as permitted under Section 6.9.

(iii) Third Installment. On the third (3rd) anniversary of the Closing Date, subject to there being no uncured breach of any Fundamental Representation and subject to Section 1.2(f), Purchaser shall deliver, or cause to be delivered, to Seller a number of shares of Purchaser Parent Common Stock (the “Third Installment Payment” and, together with the First Installment Payment and the Second Installment Payment, the “Installment Payments”) with an aggregate value equal to Eight Hundred Seventy-Five Thousand Dollars ($875,000), with the number of shares to be determined by dividing $875,000 by the applicable Anniversary VWAP Price. The Third Installment Payment shall be subject to the applicable Lock-Up Period, during which time Seller shall not sell, transfer, pledge, hypothecate or otherwise dispose of any shares issued as the Third Installment Payment except as permitted under Section 6.9.

(e) Contingent Payments. Subject to there being no uncured breach of any Fundamental Representation and subject to Section 1.2(f), Seller may be eligible to receive contingent payments of Purchaser Parent Common Stock based on the Positive Gross Margin derived from the sale of Dust Hightail Products, if any, subject to and in accordance with the following terms and conditions (collectively, the “Contingent Payments”):

(i) Payment Calculation. During the three (3) year period following the Closing Date (the “Earn-Out Period”), and subject to the satisfaction of the [***] described in Section 1.2(e)(iii), Seller shall be entitled to receive, as Contingent Payments, an amount equal to fifty percent (50%) of the Positive Gross Margin derived from sales of Dust Hightail Products during such Earn-Out Period, payable in shares of Purchaser Parent Common Stock, subject to the Contingent Payment Cap. Prior to satisfaction of the [***], one hundred percent (100%) of the Positive Gross Margin generated from the sale of Dust Hightail Products shall be applied to reduce the Net Fulfillment Cost of the [***], and no Contingent Payments shall accrue or be payable until such Net Fulfillment Cost has been reduced to zero in accordance with Exhibit C.

(ii) Contingent Payment Cap. Notwithstanding anything to the contrary herein, the aggregate Contingent Payments shall not exceed Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) (the “Contingent Payment Cap”).

(iii) [***].

(iv) Excluded Sales. For purposes of calculating Positive Gross Margin hereunder, the following sales shall be excluded: (A) [***] and (B) units sold and subsequently returned by the dealer or customer for any reason.

(v) Contingent Payment Timing and Calculation. Contingent Payments shall be calculated and payable within sixty (60) days following Purchaser Parent’s issuance of its annual audited financial statements for each applicable fiscal year during the Earn-Out Period. If any Contingent Payment is due, Purchaser shall deliver, or cause to be delivered, the corresponding number of shares of Purchaser Parent Common Stock, with the number of shares determined by dividing the applicable Contingent Payment amount by the Anniversary VWAP Price calculated as of the applicable payment date. The Contingent Payments shall be subject to the applicable Lock-Up Period, during which time Seller shall not sell, transfer, pledge, hypothecate or otherwise dispose of any shares of such Contingent Payment except as permitted under Section 6.9.

(vi) Contingent Payment Records. During the Earn-Out Period, Purchaser shall maintain accurate books and records sufficient to calculate Positive Gross Margin and the Contingent Payments in accordance with this Agreement. Within 120 days following the end of each fiscal year (or partial fiscal year) during the Earn-Out Period, Purchaser shall deliver to Seller a written statement (the “Contingent Payment Statement”) setting forth Purchaser’s good faith calculation of the Contingent Payment, if any, for such period, together with reasonably detailed backup schedules showing, in summary and by product line, the calculation of Positive Gross Margin, including Net Sales, Cost of Sales, and any adjustments thereto. Seller shall have thirty (30) days from the date Purchaser delivers the Contingent Payment Statement (the “Dispute Period”) to review the Contingent Payment Statement and notify Purchaser in writing if Seller disagrees with Purchaser’s calculation of any amount reflected therein (such written notice, a “Dispute Notice”). Any Dispute Notice must (A) identify each disputed line item or calculation (each, a “Disputed Item”), (B) specify in reasonable detail the amount in dispute and the basis for such dispute, and (C) set forth Seller’s proposed alternative calculation for each Disputed Item. Any item or calculation reflected in the Contingent Payment Statement that is not specifically identified as a Disputed Item in a timely delivered Dispute Notice shall be deemed final, conclusive, and binding on the Parties, and Seller shall be deemed to have irrevocably waived any right to dispute such item. Notwithstanding the foregoing, Seller may not deliver a Dispute Notice unless the aggregate amount of all Disputed Items exceeds Twenty-Five Thousand Dollars ($25,000) (the “Dispute Threshold”). During the Dispute Period, Purchaser shall make available to Seller and its accountants (at Seller’s sole cost and expense, during regular business hours at Purchaser’s offices, and upon at least five (5) Business Days’ prior written notice specifying the records requested) access to books and records of Purchaser that relate directly and specifically to the calculation of the Contingent Payment Statement; provided, that (I) such access shall not unreasonably interfere with Purchaser’s business operations, (II) Purchaser shall not be required to provide access to any information that is subject to attorney-client privilege, constitutes attorney work product, or would violate applicable law or contractual confidentiality obligations owed to third parties, and (III) all such access shall be subject to the confidentiality provisions of Section 6.1(e). If Seller fails to deliver a valid Dispute Notice to Purchaser prior to the expiration of the Dispute Period, or if the aggregate Disputed Items do not exceed the Dispute Threshold, the Contingent Payment Statement as delivered by Purchaser shall be deemed final, conclusive, and binding on the Parties, and Purchaser shall pay the Contingent Payment (if any) reflected therein within fifteen (15) days thereafter. If Seller timely delivers a valid Dispute Notice, the Parties shall, for a period of thirty (30) days from the date Purchaser receives the Dispute Notice (the “Resolution Period”), attempt in good faith to resolve the Disputed Items. During the Resolution Period, the Parties shall cause their respective representatives with decision-making authority to meet (in person or by teleconference) at least once to attempt to resolve the Disputed Items. Any Disputed Items resolved by mutual written agreement of the Parties during the Resolution Period shall be final and binding. If the Parties are unable to resolve all Disputed Items during the Resolution Period, then either Party may, by written notice to the other Party delivered within ten (10) Business Days after the expiration of the Resolution Period, elect to submit the unresolved Disputed Items (the “Remaining Items”) to a nationally recognized independent accounting firm mutually agreed upon by the Parties (the “Independent Accountant”); provided, that if the Parties are unable to agree on the Independent Accountant within ten (10) Business Days after such election notice, either Party may request that the American Arbitration Association appoint an Independent Accountant meeting the foregoing criteria. If neither Party timely elects to submit the Remaining Items to the Independent Accountant, Purchaser’s calculation of the Remaining Items as set forth in the Contingent Payment Statement shall be deemed final and binding. The Independent Accountant shall act as an expert and not as an arbitrator and shall determine only the Remaining Items (and only to the extent such items involve accounting matters; the Independent Accountant shall have no authority to interpret or construe any provision of this Agreement or to resolve any legal dispute). The Parties shall instruct the Independent Accountant to render its determination within thirty (30) days after its engagement, based solely on (1) written submissions timely provided by the Parties (which submissions shall be limited to the matters set forth in the Dispute Notice and the Contingent Payment Statement and shall be exchanged simultaneously by the Parties and provided to the Independent Accountant within ten (10) Business Days after the engagement date) and (2) the definitions and other terms of this Agreement. The Independent Accountant shall not conduct an independent investigation or consider any information other than the written submissions of the Parties. The Independent Accountant’s determination of each Remaining Item shall not be less than the lowest amount claimed by either Party nor greater than the highest amount claimed by either Party with respect to such Remaining Item. The Independent Accountant’s determination shall be set forth in a written report delivered to both Parties and shall, absent fraud or manifest error, be final, conclusive, and binding on the Parties and not subject to appeal or further review. Neither Party shall have any ex parte communications with the Independent Accountant concerning the Remaining Items. Pending final resolution of any Disputed Items, Purchaser shall pay to Seller, within fifteen (15) days after the expiration of the Dispute Period, the portion of the Contingent Payment that is not in dispute (the “Undisputed Amount”), and within fifteen (15) days after final resolution of all Disputed Items, Purchaser shall pay to Seller any additional amounts determined to be owing. The fees and expenses of the Independent Accountant shall be paid solely by Seller.

(vii) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE SELLER PARTIES ACKNOWLEDGE AND AGREE THAT (A) SUBJECT TO THIS SECTION 1.2(e)(vii), PURCHASER AND ITS AFFILIATES SHALL HAVE THE SOLE AND ABSOLUTE DISCRETION WITH RESPECT TO THE OPERATION OF THE BUSINESS FOLLOWING THE CLOSING, INCLUDING ALL DECISIONS REGARDING PRODUCTION, PRICING, MARKETING, DISTRIBUTION, PRODUCT SAFETY, PRODUCT FITNESS FOR ITS INTENDED PURPOSE, AND SALE OF DUST HIGHTAIL PRODUCTS, PROVIDED THAT PURCHASER SHALL USE COMMERCIALLY REASONABLE EFFORTS TO OPERATE THE BUSINESS IN A MANNER DESIGNED TO SUPPORT THE CONTINUED DEVELOPMENT, MANUFACTURING, MARKETING AND SALE OF DUST HIGHTAIL PRODUCTS DURING THE EARN-OUT PERIOD AND, DURING THE FIRST FULL FISCAL YEAR FOLLOWING THE CLOSING, IN A MANNER THAT IS, IN ALL MATERIAL RESPECTS, CONSISTENT WITH THE LAUNCH PLAN, SUBJECT IN ALL INSTANCES TO THE TRANSFERRED EMPLOYEES’ TIMELY PERFORMANCE AND COMPLETION OF THEIR RESPECTIVE OBLIGATIONS AS SET FORTH IN

THE LAUNCH PLAN; (B) NEITHER PURCHASER NOR ANY OF ITS AFFILIATES SHALL HAVE ANY OBLIGATION TO OPERATE THE BUSINESS IN ANY PARTICULAR MANNER, TO MAXIMIZE THE CONTINGENT PAYMENTS OR TO TAKE ANY ACTION FOR THE PURPOSE OF ACHIEVING ANY PARTICULAR LEVEL OF POSITIVE GROSS MARGIN, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT; (C) PURCHASER AND ITS AFFILIATES MAY MAKE STRATEGIC AND OPERATIONAL DECISIONS WITH RESPECT TO THE BUSINESS THAT MAY NEGATIVELY AFFECT THE AMOUNT OF CONTINGENT PAYMENTS, SO LONG AS SUCH DECISIONS ARE MADE IN GOOD FAITH AND IN A COMMERCIALLY REASONABLE MANNER, TAKING INTO CONSIDERATION THE LAUNCH PLAN; (D) IF AN EVENT OF ABANDONMENT OCCURS DURING THE EARN-OUT PERIOD, THE SELLER PARTIES SHALL BE ENTITLED TO THE REMEDIES EXPRESSLY SET FORTH THEREIN, INCLUDING THE RIGHT OF FIRST REFUSAL TO REACQUIRE SPECIFIED BRAND AND INTELLECTUAL PROPERTY ASSETS; AND (E) THE SELLER PARTIES SHALL HAVE NO CLAIM AGAINST ANY PURCHASER PARTY OR ITS AFFILIATES OR SUCCESSORS ARISING FROM THE OPERATION OF THE BUSINESS FOLLOWING THE CLOSING OR THE AMOUNT OF ANY CONTINGENT PAYMENTS, EXCEPT FOR CLAIMS BASED ON PURCHASER’S FRAUD OR WILLFUL MISCONDUCT IN CALCULATING CONTINGENT PAYMENTS.

(f) Right of Setoff. Notwithstanding anything to the contrary in this Agreement, Purchaser’s obligation to make any Installment Payment or Contingent Payment shall be subject to the right of Purchaser to reduce or withhold the amount of such payment (including by reducing the number of shares of Purchaser Parent Common Stock to be issued, valued at the applicable Anniversary VWAP Price or Closing VWAP Price, as applicable, used to determine the number of shares for such payment) for amounts of Damages payable to a Purchaser Indemnitee pursuant to this Agreement, including (a) Damages asserted in good faith by Purchaser and not disputed in writing by Seller within the Setoff Dispute Period (as defined below) or agreed to in writing by Seller, (b) Damages determined by a final, non-appealable judgment of a court of competent jurisdiction, or (c) Damages that are not disputed in good faith by Seller in accordance with Article 5. Purchaser shall provide Seller with written notice (a “Setoff Notice”) of its intent to exercise any right of setoff under this Section 1.2(f) at least twenty (20) days prior to the applicable payment date, which Setoff Notice shall describe in reasonable detail (i) the basis for the claimed Damages, (ii) the calculation of the proposed setoff amount, and (iii) the specific Installment Payment or Contingent Payment against which Purchaser intends to exercise setoff. Seller shall have fifteen (15) days after receipt of a Setoff Notice (the “Setoff Dispute Period”) to deliver to Purchaser a written notice disputing in good faith the proposed setoff, which notice shall specify in reasonable detail the basis for such dispute and Seller’s calculation of the amount, if any, that Seller contends is properly subject to setoff. If Seller fails to deliver a dispute notice within the Setoff Dispute Period, Seller shall be deemed to have accepted the proposed setoff, and Purchaser may exercise setoff for the full amount set forth in the Setoff Notice. If Seller timely delivers a dispute notice within the Setoff Dispute Period: (A) Purchaser shall be entitled to exercise setoff with respect to any portion of the proposed setoff that is not disputed by Seller; (B) Purchaser shall be entitled to withhold from the applicable Installment Payment or Contingent Payment the entire disputed portion of the proposed setoff pending resolution of such dispute, and Purchaser shall have no obligation to pay the disputed portion unless and until such dispute is resolved against Purchaser by written agreement of the Parties or by a final, non-appealable judgment of a court of competent jurisdiction; and (C) Purchaser shall timely pay, in accordance with this Agreement, only the portion of the applicable Installment Payment or Contingent Payment that remains after deducting both (x) the undisputed setoff amount and (y) the disputed setoff amount withheld pending resolution. Upon final resolution of any disputed setoff, if it is determined that Purchaser was not entitled to all or any portion of the disputed setoff amount, Purchaser shall pay to Seller the amount determined not to be subject to setoff within fifteen (15) days after such resolution, together with interest thereon at the prime rate as published in The Wall Street Journal on the date of the original payment, calculated from the date such amount would have been due absent the dispute. For the avoidance of doubt, (1) disputes regarding the calculation of any Contingent Payment shall be resolved in accordance with Section 1.2(e)(vi), and this Section 1.2(f) shall govern only disputes regarding the validity or amount of Purchaser’s setoff claims, (2) Purchaser may exercise setoff rights against the Undisputed Amount (as defined in Section 1.2(e)(vi)) of any Contingent Payment, and (3) to the extent Purchaser has previously received shares of Purchaser Parent Common Stock in respect of any Installment Payment or Contingent Payment and Purchaser subsequently becomes entitled to recover Damages that Purchaser would have been entitled to set off against such payment had the claim arisen prior to such payment, Purchaser may recover such Damages in accordance with Section 5.5(b). Any exercise of setoff rights under this Section 1.2(f) shall be subject to the limitations set forth in Article 5; provided, that the limitations set forth in Section 5.3(a) (including the Cap) shall not apply to setoff for Damages arising from breaches of Fundamental Representations or fraud, to the same extent such limitations do not apply to direct indemnification claims under Article 5.

(g) NO GUARANTEED PAYMENTS. THE SELLER PARTIES ACKNOWLEDGE AND AGREE THAT (A) THERE IS NO GUARANTEED CONTINGENT PAYMENT UNDER THIS AGREEMENT, (B) THE CONTINGENT PAYMENTS ARE SPECULATIVE AND MAY NEVER BECOME PAYABLE, AND (C) NEITHER PURCHASER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY, NOR EXPRESSES AN OPINION, AS TO THE VALUE TO SELLER PARTIES OF THEIR CONTINGENT RIGHT TO RECEIVE CONTINGENT PAYMENTS OR THE LIKELIHOOD THAT ANY CONTINGENT PAYMENTS WILL BECOME DUE. THE RIGHT TO RECEIVE ANY INSTALLMENT PAYMENT OR CONTINGENT PAYMENT SHALL NOT BE REPRESENTED BY ANY FORM OF CERTIFICATE OR OTHER INSTRUMENT, IS NOT TRANSFERABLE (OTHER THAN PURSUANT TO THE LAWS OF DESCENT OR BY WRITTEN CONSENT OF PURCHASER PARENT, WHICH CONSENT MAY BE WITHHELD IN ITS SOLE DISCRETION), AND DOES NOT CONSTITUTE AN EQUITY OR OWNERSHIP INTEREST IN ANY PURCHASER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES.

(h) [***].

(i) Stock Issuance Limitation. Notwithstanding anything to the contrary in this Agreement, if, at the time any Installment Payment or Contingent Payment is due and payable, the issuance of shares of Purchaser Parent Common Stock in respect of such payment (when aggregated with all shares of Purchaser Parent Common Stock previously issued pursuant to this Agreement) would result in the aggregate number of shares of Purchaser Parent Common Stock issued pursuant to this Agreement exceeding 19.9% of the total issued and outstanding shares of Purchaser Parent Common Stock as of immediately prior to the Closing (the “Stock Issuance

Cap”), then (i) Purchaser shall issue to Seller such number of shares of Purchaser Parent Common Stock as may be issued without exceeding the Stock Issuance Cap, (ii) with respect to the portion of such Installment Payment or Contingent Payment that would require the issuance of shares in excess of the Stock Issuance Cap (the “Excess Amount”), Purchaser Parent shall submit the issuance of such shares to a vote of its stockholders for approval within ninety (90) Business Days after the date on which such Installment Payment or Contingent Payment becomes due and payable, and (iii) pending such stockholder vote, Purchaser shall withhold the Excess Amount. If Purchaser Parent’s stockholders approve the issuance of such shares, Purchaser shall, within five (5) Business Days following such approval, deliver to Seller a number of shares of Purchaser Parent Common Stock equal to the Excess Amount divided by the applicable Anniversary VWAP Price. If Purchaser Parent’s stockholders do not approve the issuance of such shares, Purchaser shall, within five (5) Business Days following such stockholder vote, pay to Seller, in cash by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the dollar value of the Excess Amount. Each Installment Payment or Contingent Payment that would result in an issuance of shares in excess of the Stock Issuance Cap shall be subject to a separate stockholder vote in accordance with this Section 1.2(i).Section 1.2(i) For the avoidance of doubt, (A) the Stock Issuance Cap shall be calculated based on the number of shares of Purchaser Parent Common Stock issued and outstanding as of immediately prior to the Closing (without giving effect to any subsequent stock splits, stock dividends, combinations, recapitalizations, or similar events, except that appropriate adjustments shall be made to the Stock Issuance Cap to account for any such events on an equitable basis), (B) shares of Purchaser Parent Common Stock withheld or cancelled in connection with Purchaser’s exercise of setoff rights pursuant to Section 1.2(f) shall not be counted toward the Stock Issuance Cap, and (C) any cash payments made pursuant to this Section 1.2(i) shall not reduce or otherwise affect the aggregate amount of Installment Payments or Contingent Payments to which Seller is entitled under this Agreement, but shall instead constitute full and complete satisfaction of the portion of such payment that would otherwise have been made in shares of Purchaser Parent Common Stock (such that Seller receives the same dollar value of consideration, albeit in a different form).

Section 1.3 Closing; Deliveries.

(a) Closing. The consummation of the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur electronically or at such place and time as mutually agreed by Seller and Purchaser.

(b) Deliveries by Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following items:

(i) (A) each of the Consents set forth on Section 1.3(b)(i) of the Disclosure Letter, each in a form reasonably acceptable to Purchaser, which Consents shall be limited to those that are expressly required to consummate the Transactions and to permit Purchaser to own and operate the Purchased Assets and the Business immediately following the Closing in all material respects as currently conducted, and (B) to the extent within Seller’s control, each other Consent that is expressly identified in the Disclosure Letter as a condition to Closing; and (C) evidence satisfactory to Purchaser of the release of any and all Encumbrances and other security interests with respect to the Purchased Assets, including UCC-3 termination statements (or authorizations to file the same) with respect to all UCC financing statements filed against Seller or any of the Purchased Assets;

(ii) a duly completed and executed IRS Form W-9 with respect to Seller;

(iii) a certificate, duly executed on behalf of Seller by Seller’s Secretary, certifying: (A) the Organizational Documents of Seller, and (B) the Requisite Approvals approving this Agreement and the Transactions;

(iv) a bill of sale and assignment and assumption agreement, in substantially the form attached hereto as Exhibit B (the “Bill of Sale and Assignment Agreement”), duly executed by Seller;

(v) such agreements and documents, duly executed by Seller, as may be necessary to effect and memorialize the issuance of the Stock Consideration to Seller (collectively, the “Equity Documents”);

(vi) offer of employment letter with Purchaser (or an Affiliate thereof), duly executed by each of Colin Godby and Jarett Volkoff, in the form prescribed by Purchaser (the “Employment Agreements”);

(vii) an employee commitment and invention assignment agreement, duly executed by each of Colin Godby and Jarett Volkoff, in the form prescribed by Purchaser (the “Employee Commitment and Invention Assignment Agreements”);

(viii) a non-competition and non-solicitation agreement, duly executed by each of Colin Godby, Jarett Volkoff, and Neil Tierney, in the form prescribed by Purchaser (the “Non-Competition and Non-Solicitation Agreements”); and

(c) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following items:

(i) payment to Seller, in cash by wire transfer of immediately available funds to an account specified by Seller prior to the Closing Date, an amount equal to the Closing Cash Amount;

(ii) the Bill of Sale and Assignment Agreement, duly executed by Purchaser;

(iii) the Employee Commitment and Invention Assignment Agreements, duly executed by Purchaser;

(iv) the Non-Competition and Non-Solicitation Agreements, duly executed by Purchaser; and

(v) the Employment Agreements, duly executed by Purchaser.

Section 1.4 Transfer of Seller Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any Seller Contract designated by Purchaser or any claim, right or benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Purchaser thereunder such that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate with each other in any arrangement designed to provide for Purchaser the benefits of any such Seller Contract. Any transfer or assignment to Purchaser by Seller of any Seller Contract designated by Purchaser that requires the consent or approval of any third party will, without reducing or adversely affecting the obligations of Seller to transfer or assign Seller Contract set forth in this Section 1.4 or the representations and warranties of Seller set forth in Article 2, be made subject to such consent or approval being obtained, and shall become fully effective when such consent or approval is obtained.

Section 1.5 Withholding Rights. Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to Seller, the Selling Holders or any other Person such amounts as are required to be deducted and withheld under the Code or any other Legal Requirement with respect to Taxes. Any such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 1.6 Conversion. Promptly after the Closing, Seller shall convert into a Delaware limited liability company that is intended to be treated as a grantor trust for U.S. federal income tax purposes (the “Conversion”). The Parties agree that the Conversion is intended to satisfy the requirements of Section 368(a)(2)(G) of the Code. The Seller shall keep Purchaser and Purchaser Parent reasonably informed about the status of the Conversion.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to and for the benefit of the Purchaser Parties, as follows as of the Closing, except as set forth in the Seller Disclosure Letter, which shall be arranged in numbered Sections corresponding to the subsections in this Article 2:

Section 2.1 Due Organization; Subsidiaries; Etc. Seller is duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified, authorized, registered or licensed to do business, in good standing, in any jurisdiction in which the business of Seller requires it to be so qualified, authorized, registered or licensed to do business. Except as set forth in Section 2.1 of the Disclosure Letter, Seller does not have any Subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity. The Selling Holders are the sole beneficial and record owners of all issued and outstanding equity interests of Seller. There are no outstanding (nor has Seller at any time granted any) options, profits interests, phantom interests, or other compensatory equity interests, in any case, that constitute or cover any equity security of Seller. Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

Section 2.2 Authority; Binding Nature of Agreements; Non-Contravention.

(a) Seller has the full power and authority to enter into and to perform its obligations under each of the Transaction Documents; and the execution, delivery and performance by Seller of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the applicable governing body and equityholders of Seller. This Agreement and each of the other Transaction Documents constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The approval by the (i) governing body of Seller, (ii) the Selling Holders as the sole equityholders of Seller, and (iii) the holders of at least a majority of the outstanding shares of Preferred Stock (as defined in the Seller’s Certificate of Incorporation) of Seller, voting together as a single class on an as-converted to Common Stock (as defined in the Seller’s Certificate of Incorporation) basis, as required by Section 3.3 of Seller’s Certificate of Incorporation to effect a Deemed Liquidation Event (as defined in the Seller’s Certificate of Incorporation) (collectively, the “Requisite Approvals”) of this Agreement and the Transactions, each of which has been obtained by Seller, are the only approvals of any Person that are necessary to approve this Agreement and the Transactions under applicable Legal Requirement and the Organizational Documents of Seller.

(b) Neither the execution and delivery of any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, the Business, or any of the assets of Seller, are subject; (ii) cause Purchaser or any Affiliate of Purchaser to become subject to, or to become liable for the payment of, any Tax on or with respect to the Transactions; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller, used by the Business, or any employee of Seller; (iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of Seller Contract; (v) give any Person the right to (A) declare a default or exercise any remedy under Seller Contract, (B) accelerate the maturity or performance of Seller Contract, or (C) cancel, terminate or modify Seller Contract; (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Business’ assets or properties; or (vii) contravene, conflict with or result in a violation of any provision of Seller’s Organizational Documents. Except as set forth in Section 2.2(b) of the Disclosure Letter, none of Seller or the Business were, are or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transaction Documents or the consummation or performance of any of the Transactions.

Section 2.3 Financial Statements and Information; No Undisclosed Liabilities; Receivables/Payables.

(a) Seller has made available to Purchaser true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited financial statements consisting of the balance sheet of Seller as at December 31, 2025, December 31, 2024 and December 31, 2023 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the twelve (12)-month periods then ended; and (ii) the unaudited balance sheet of Seller as at February 28, 2026 (the “Interim Balance Sheet”), and the related statement of income and retained earnings, shareholders’ equity, and cash flow for the two (2)-month period then ended (the “Interim Financials”). The Financial Statements (A) have been prepared and reviewed by management based on, and are consistent with, the books and records of Seller, (B) except as set forth in Section 2.3(a) of the Disclosure Letter, are in accordance with Seller’s historical accounting practices, as consistently applied throughout the periods indicated (except that the Financial Statements and the financial statements referred to in clauses (i) and (ii) above do not have notes) and (C) present fairly the financial position of the Business as of the respective dates thereof and the results of operations and cash flows of the Business for the periods covered thereby in all material respects. The books of account and financial records of Seller are complete and accurate in all material respects.

(b) Since the date of the Interim Balance Sheet, there has been no material change to the accounting policies, methods, principles or practices of Seller. Seller has established and maintains systems of internal accounting controls that are designed to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of proper and accurate financial statements and (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization. Since January 1, 2026, neither Seller nor any auditor, accountant or Representative of Seller, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any material written complaint, allegation, assertion or claim that Seller has engaged in fraud or improper accounting or auditing practices.

(c) Neither Seller nor the Business has any Liabilities of any nature whatsoever, whether absolute, accrued, contingent, determined, determinable, or otherwise, nor has there occurred any condition, situation, or set of circumstances that would reasonably be expected to result in such Liabilities, in each case, other than: (i) Liabilities identified as such in the “liabilities” columns of the Interim Balance Sheet; (ii) accounts payable, deferred revenue and other accrued Liabilities, which Liabilities have been recorded in accordance with Seller’s historical accounting practices, as consistently applied, and incurred by Seller in bona fide transactions entered into in the Ordinary Course of Business since the Interim Balance Sheet date in an aggregate amount not exceeding $25,000; (iii) obligations under the Contracts listed in Section 2.9 of the Disclosure Letter, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts; and (iv) Liabilities under this Agreement and the Transaction Documents with respect to the Transaction.

(d) All of the accounts receivable of Seller are valid and enforceable claims, are subject to no set-off or counterclaim, and except to the extent reserved against for uncollectible or doubtful accounts, which reserves have been recorded in accordance with Seller’s historical accounting practices, as consistently applied, are collectible in full in the Ordinary Course of Business. Since the date of the Interim Balance Sheet, Seller has collected its accounts receivable in the Ordinary Course of Business and in a manner which is consistent with past practices and have not accelerated any such collections. Seller does not have (i) any accounts receivable or loans receivable from any Person who is affiliated with Seller, any of its directors, officers, members, managers, employees or equityholders or any of its Representatives or (ii) any off-balance sheet financing arrangements.

(e) All accounts payable and notes payable of Seller arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the date of the Interim Balance Sheet, Seller has paid its accounts payable in the Ordinary Course of Business and in a manner which is consistent with past practices. Seller does not have any accounts payable or loans payable to any Person who is affiliated with Seller, any of its directors, officers, members, managers, employees or equityholders or any of its Representatives.

(f) Except as set forth in Section 2.3(f) of the Disclosure Letter, Seller has not taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act (or any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic or subsequent pandemic or endemic), including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, or any similar state, local, or foreign Legal Requirement.

Section 2.4 Absence Of Changes; Operations in Ordinary Course of Business. Since December 31, 2025, there has not been any Business Material Adverse Effect or change in the Purchased Assets or the Business, which change by itself or in the aggregate with all other changes, whether or not arising in the Ordinary Course of Business, would reasonably be likely to have a Business Material Adverse Effect and, except as set forth in Section 2.4 of the Disclosure Letter, the Business has been operated in the Ordinary Course of Business and:

(a) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Business’ assets (whether or not covered by insurance), other than ordinary wear and tear;

(b) Seller has not purchased or otherwise acquired any asset (including any Intellectual Property or Technology) from any other Person, except for purchases or acquisitions of assets by the Business in the Ordinary Course of Business;

(c) Seller has not leased or licensed any asset (including any Intellectual Property or Technology) from any other Person;

(d) Seller has not made any capital expenditure except for capital expenditures that in the aggregate do not exceed $25,000;

(e) Seller has not sold or otherwise transferred, or leased or licensed, pledged or encumbered, abandoned, disposed of, or allowed to lapse, be cancelled or not renewed, any material asset (including any Intellectual Property or Technology) outside of the Ordinary Course of Business to any other Person;

(f) Seller has not entered into or completed any fundamental transaction other than in the Ordinary Course of Business, including any complete or partial liquidation, acquisition, dissolution, merger, consolidation, restructuring, recapitalization, change in corporate form or other reorganization;

(g) Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness in excess of $10,000, and has not delayed or posted the payment of any accounts payable or made any material change in Seller’s billing and collection of receivables practices, cash management practices or pricing structure;

(h) there has not been any adverse change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of Seller or the relationships between the employees of Seller and the management of Seller;

(i) neither Seller nor the Business has (i) established, adopted, entered into, modified, amended or terminated any Benefit Plan; (ii) increased or promised to increase the benefits or compensation payable to or for the benefit of any current or former Service Provider; (iii) paid or granted, as applicable, any (A) special or one-time cash bonus, performance, retention, change in control or other incentive compensation, (B) equity or equity-based awards or compensation, or (C) severance payments or benefits, in any case, to any current or former Service Provider; (iv) hired, engaged, promoted or terminated any current or former Service Provider; or (v) accelerated the vesting, funding or payment of any compensation or benefits to any current or former Service Provider, including under any Benefit Plan;

(j) negotiated, entered into, modified or terminated any union, collective bargaining or similar agreement or Contract with any labor or trade union or other employee association or organization (each, a “Collective Bargaining Agreement”);

(k) no Contract by which Seller or the Business or any of the assets owned or used by Seller or the Business is or was bound, or under which Seller or the Business has or had any rights or interest, has been amended in a manner that has increased the obligations of Seller or the Business thereunder or terminated (other than terminations of Contracts in the Ordinary Course of Business due to the expiration of the stated term thereof);

(l) the Business has not discharged any Encumbrance or discharged or paid any Indebtedness or other Liability, except for accounts payable that (i) are reflected as current Liabilities in the “liabilities” column of the Interim Balance Sheet or have been incurred by Seller since the Interim Balance Sheet date, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(m) the Business has not incurred, assumed, or guaranteed any Indebtedness, or subjected any of Seller’s material assets to a mortgage, pledge, or Encumbrance other than Permitted Encumbrances, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business, or made any loan or advance to, or any investment in, any Person other than advances to employees incurred in the Ordinary Course of Business;

(n) Seller has not changed any of its methods of accounting or accounting practices in any respect or terminated, amended, modified, introduced or cancelled any service line or line of business or product or service of Seller;

(o) Seller has not cancelled or terminated any insurance policies or allowed any coverage under any insurance policies to lapse;

(p) Seller has not written down or written off the value of, or re-valued, any material asset of Seller other than in the Ordinary Course of Business;

(q) Seller has not released, cancelled, settled or compromised, or entered into an agreement to settle or compromise, any action, suit, claim, investigation or other Proceedings pending or threatened against or held by Seller, except for any such settlement or compromise which was not (and could not reasonably be expected to be) material to the business, operations or financial condition of Seller or the Business;

(r) Seller has not paid, loaned or advanced (other than the payment of salary and benefits in the Ordinary Course of Business or the payment, advance or reimbursement of expenses in the Ordinary Course of Business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors, officers, employees or direct or indirect equityholders outside the Ordinary Course of Business;

(s) neither Seller nor the Selling Holders have (i) changed or revoked any Tax election; (ii) settled or compromised any claim, notice, audit report or assessment in respect of Taxes; (iii) changed any annual Tax accounting period, or adopted or changed any method of Tax accounting; (iv) filed any amended Tax Return; (v) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; (vi) surrendered any right to claim a Tax refund; or (vii) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case, with respect to the Purchased Assets or the Business; and

(t) neither Seller nor the Business has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses (b) through (s) above.

Section 2.5 Title To Purchased Assets; Sufficiency.

(a) Seller owns, and has good and valid title to, all of the assets purported to be owned by the Business. All of such assets are owned by Seller free and clear of any Encumbrances (other than Permitted Encumbrances). Seller has a valid leasehold or ownership interest in all of the assets purported to be leased to Seller.

(b) Section 2.5(b) of the Disclosure Letter sets forth an accurate list of the capitalized fixed assets of the Business as carried in the Business’ fixed asset reporting system, and each of the assets listed therein constitutes a Purchased Asset. Section 2.5(b) of the Disclosure Letter sets forth a list of all tangible assets leased to Seller with respect to the Business. Each asset identified or required to be identified in Section 2.5(b) of the Disclosure Letter complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements.

(c) The Purchased Assets constitute all of the properties, rights, interests and other tangible and intangible assets of the Business as currently conducted and such Purchased Assets are sufficient to conduct and operate the Business, in all material respects, as currently conducted and as currently contemplated to be conducted, including the design, development, manufacture, assembly, testing, marketing, sale, distribution, and servicing of vehicles, including electric motorcycles and dirt bikes, and related powertrain technology. None of the Excluded Assets are necessary to conduct the Business as currently conducted and as currently contemplated to be conducted in any material respect. No Affiliate of Seller or any Selling Holder owns or holds any asset that is used or necessary for the operation of the Business.

(d) All tangible assets owned or leased by Seller that are material to the operation of the Business as currently conducted and as currently contemplated to be conducted are in reasonably good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put or contemplated to being put, in each case except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

Section 2.6 Customers and Suppliers.

(a) Section 2.6(a) of the Disclosure Letter sets forth a true, complete and correct list of all (i) [***], and (ii) other Persons that have indicated, in writing, a firm interest in purchasing any products from Seller (collectively, the “Customers”), which list includes the following information: (i) customer name, (ii) annual revenue for fiscal year 2025 and year-to-date 2026 and (iii) the products or services provided or to be provided to the Customer.

(b) Section 2.6(b) of the Disclosure Letter sets forth a true, complete and correct list of all suppliers, partners and vendors of the Business sorted by 2025 annual cost and year-to-date 2026 (from highest to lowest) (collectively, the “Suppliers”), which list includes the following information: (i) supplier, partner and vendor name, (ii) annual cost for fiscal year 2025 and year-to-date 2026, (iii) any committed costs and (iv) the products or services supplied or to be supplied by such supplier, partner or vendor.

(c) Seller’s relationships with the Customers and Suppliers are good commercial working relationships, and, within the last twelve (12) months, no Customer or Supplier has canceled, materially modified, including making material pricing changes, or otherwise terminated its relationship with Seller or any Subsidiary thereof, or materially decreased its spend, services, supplies or materials to Seller or any Subsidiary thereof, nor, to the Knowledge of Seller, does any Customer or Supplier have any plan or intention to do any of the foregoing.

Section 2.7 Real Property.

(a) Section 2.7(a) of the Disclosure Letter sets forth a true, complete and correct list of all written and oral real property leases, subleases, licenses or other Contracts under which Seller is a lessee, sub-lessee, landlord or sub-landlord, or, along with the Business, otherwise has a real property interest or occupancy right under a Contract, including all amendments, extensions, renewals, guarantees, letters of credit and any other agreements with respect thereto (the “Leases”) and includes a description of the location of the applicable premises which is the subject of such Lease (such premises, collectively, the “Leased Real Property”). Neither Seller nor any other party to a Lease, is in default or violation under and is in compliance in all material respects with the terms, conditions and provisions of all Leases. Seller enjoys peaceful and undisturbed possession under all Leases. All Leases are valid, binding, subsisting and in full force and effect. Seller has made available to Purchaser true, complete and correct copies of all Leases. There are no material disputes with respect to any Lease or the underlying real property, and Seller has not received written or oral notice of, any default under or violation of the terms, conditions or provisions of any Lease, or of any event, facts or circumstance, the occurrence of which (with or without the giving of notice or the passage of time, or both) would constitute such a default or violation. Seller has not agreed to purchase, sell, lease, assign, license or grant to or from any other Person any right in any real property and is not party to any Contract or other arrangement whereby Seller has an option, right of first refusal or other right or obligation to acquire or receive any right in any real property except as expressly set forth in the Leases.

(b) Seller has never owned any real property.

(c) Except for Permitted Encumbrances, there are no subleases, licenses, concessions or other agreements pursuant to which Seller has granted to any Person the right of use or occupancy of any portion of any Leased Real Property. Seller does not lease, sublease or license any real property to any Person.

Section 2.8 Intellectual Property and Privacy.

(a) Section 2.8(a) of the Disclosure Letter sets forth a true, complete and correct list of all (i) Registered Intellectual Property, and (ii) material unregistered Trademarks, in each case included in the Seller Transferred Intellectual Property, including for each item of Registered Intellectual Property (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending (or the applicable domain name registrar) and (C) the issuance, registration and/or application date and number of such item. All necessary fees and filings with respect to any Registered Intellectual Property have been timely submitted to the relevant Governmental Bodies and Domain Name registrars, and Seller has taken all other necessary actions, to obtain, perfect and maintain such Registered Intellectual Property in full force and effect. No issuance or registration obtained and no application filed by Seller for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except for non-material Intellectual Property where Seller has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(b) Seller is the sole and exclusive owner of all right, title and interest in and to any and all Seller Transferred Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). Seller has valid and continuing rights to use, sell, license and otherwise exploit, as the case may be, any and all Seller Intellectual Property as the same is used, sold, licensed and otherwise exploited by Seller in the Business as currently conducted and as currently proposed to be conducted, free and clear of all Encumbrances (other than Permitted Encumbrances). The Seller Transferred Intellectual Property, together with the Intellectual Property licensed pursuant the Seller Contracts, constitutes all of the Intellectual Property and Technology necessary for, and sufficient to enable Seller to conduct, the Business as currently conducted and as currently proposed to be conducted, including the design, development, manufacture, assembly, testing, marketing, sale, servicing and distribution of vehicles, including electric motorcycles and dirt bikes, and related powertrain technology. The issued and registered Intellectual Property required to be set forth on Section 2.8(a) of the Disclosure Letter is subsisting, valid and enforceable. Seller owns or has valid licenses to all Intellectual Property necessary for or used in connection with the Business, including the design, manufacture, and operation of the electric motors, battery systems, controllers, and other powertrain components used in the Seller Products and Services, and all of Seller’s right, title and interest in and to such Intellectual Property is included in the Purchased Assets.

(c) Seller has obtained from all Persons who have contributed to or participated in the conception or development of Intellectual Property by or on behalf of Seller, or otherwise who would have any rights in or to, any Intellectual Property that is purported to be owned by Seller, valid and enforceable written agreements with Seller pursuant to which such Person presently assigns to Seller all of such Person’s right, title and interest in and to such Intellectual

Property (except to the extent ownership of such Intellectual Property otherwise vests in Seller by operation of applicable law) and irrevocably waives all of such Person’s moral rights therein. No government funding and no facilities of any university, college, other educational institution or research center were used in the creation or development of any Seller Transferred Intellectual Property and, to the Knowledge of Seller, no Person who has contributed to or participated in the conception or development of Intellectual Property by or on behalf of Seller, or otherwise who would have any rights in or to, any Intellectual Property that is purported to be owned by Seller has performed any services for any Governmental Body or any university, college, other educational institution or research center during a period of time during which such Person was also performing services for Seller.

(d) No Trade Secret included in the Seller Transferred Intellectual Property has been authorized to be disclosed or has been actually disclosed by Seller to any Person other than (i) pursuant to a written confidentiality Contract restricting the disclosure and use thereof and, to the Knowledge of Seller, there has not been any breach by any party to such Contracts of any such Contracts or (ii) to a Person who otherwise has a legally enforceable professional or ethical duty or obligation to maintain the confidentiality of such Trade Secret. Seller has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Seller Transferred Intellectual Property and all other material confidential information and Technology of Seller (and any confidential information of any Person to whom Seller has a confidentiality obligation).

(e) The consummation of the transactions contemplated hereby will not result in the loss, termination or impairment of any right of Seller to own, use, practice or otherwise exploit any Seller Intellectual Property (other than the transfer of such rights to Purchaser). Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant by Seller to any Person other than Purchaser of any ownership interest or other right with respect to Seller Transferred Intellectual Property or any Intellectual Property or Technology owned by Purchaser or any of its Affiliates pursuant to any Contract to which Seller is a party or by which any assets or properties of Seller are bound. Following the Closing, Purchaser will be permitted to exercise all of the rights of Seller, including under the Seller Transferred Intellectual Property, to the same extent Seller would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional consideration.

(f) Since the date of incorporation, to the Knowledge of Seller, Seller has not infringed, misappropriated, diluted or otherwise violated (with respect to the Business), and the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate, any Person’s Intellectual Property. No Proceeding is pending, and, to the Knowledge of Seller, no Proceeding has been threatened since the date of incorporation, (i) alleging any such infringement, misappropriation, dilution, or other violations (including unsolicited invitations to take a license to any Intellectual Property) or (ii) challenging the ownership, use, validity, enforceability, or scope of any Seller Transferred Intellectual Property. To the Knowledge of Seller, since the date of incorporation, no Person has infringed, misappropriated, diluted or otherwise violated any Seller Transferred Intellectual Property.

(g) Seller has not entered into any Contract to indemnify any Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property of any other Person. None of the Seller Transferred Intellectual Property is subject to any outstanding Order or any settlements, covenants not to sue, consents or similar obligations that: (i) restrict the rights of Seller to use or exploit any Intellectual Property in any manner, (ii) restrict the Business in order to accommodate any third party’s Intellectual Property, or (iii) permit third parties to use Seller Transferred Intellectual Property.

(h) The proprietary Software included in the Seller Transferred Intellectual Property (the “Seller Software”) does not contain any computer code or any other procedures, routines, mechanisms, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (i) materially disrupt or adversely affect the functionality of such Software, or (ii) enable or assist any Person to access or control such Software or any related systems. Seller has not disclosed to any third party or escrowed, or has agreed to disclose to any third party or to escrow, any source code to any Seller Software. No Open Source Software is or has been incorporated in or otherwise linked to or used in connection with any Seller Software in a manner that would in any way require or obligate Seller to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including any open source community) any proprietary source code included in the Seller Software, (ii) license any Seller Software for making modifications or derivative works, or (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Seller Software for no or nominal charge. Seller and the Business are in compliance, in all material respects, with the terms and conditions of all relevant licenses for Open Source Software.

(i) The IT Assets operate in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller and the operation of Business, and since the date of incorporation, the IT Assets have not malfunctioned or failed in any material respect. The IT Assets constitute all the hardware, software and equipment necessary for the operation of the Business as currently conducted and as currently proposed to be conducted. Seller (i) has taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Assets (and all Software, information or data stored thereon) including against any unauthorized use, access, interruption, deletion, modification, encryption or corruption and (ii) maintains reasonable documentation regarding all IT Assets, their methods of operation and their support and maintenance. Seller has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to each of the IT Assets. There has been no unauthorized access to or use of any IT Assets, which has resulted in the unauthorized use, access, disclosure, deletion, modification, encryption or corruption of any material information or data contained therein.

(j) Seller has and to the Knowledge of Seller, all affiliates and/or third parties processing Personal Information on behalf of Seller and/or sharing Personal Information with Seller (collectively, “Data Partners”) have, at all times complied with (i) all applicable Legal Requirements, guidelines and standards relating to data privacy, data security, data protection, security breach notification, marketing, email, text message or telephone communication, restrictions on access to Personal Information or other protected information, consumer protection, workplace privacy or the collection, storage, use, and other processing of Personal Information, (ii) all privacy and security policies, notices and statements applicable to Seller from time to time, and (iii) all contractual obligations concerning Personal Information to which Seller is bound (the foregoing clauses (i) through (iii), the “Privacy Commitments”). Seller has implemented, and required all Data Partners to implement, commercially reasonable procedures, including technical, physical and administrative procedures, including a written information security program, which at a minimum meet industry best practice and ensure that Personal Information is protected against Security Incidents and identify and address internal and external risks to the privacy and security of Personal Information and confidential information. Seller’s privacy policies, notices and statements have, prior to the collection or use of any Personal Information, been published or made available at all times to the data subjects who are protected by such policies, notices or statements and are and have at all times been accurate, consistent and complete and not misleading or deceptive (including by omission). Seller has contractually required its contractors who have had access to Personal Information to accept and agree to requirements substantially similar to those set forth in this Section 2.8(j). Except as set forth in Section 2.8(j) of the Disclosure Letter, there has been no occurrence of: (A) unlawful, accidental or unauthorized destruction, loss, use, exfiltration, modification or disclosure of or access to Personal Information owned, stored, used, maintained, transferred or controlled by or on behalf of Seller, (B) unauthorized access to or disclosure of Seller’s confidential information or trade secrets, or (C) any cyberattack or security incident that jeopardizes or impacts the confidentiality, integrity, or availability of the IT Assets, including but not limited to ransomware or extortion-based attacks, phishing attacks, or any combination of the foregoing (any matter described in the foregoing clauses (A) through (C), a “Security Incident”). Neither this Agreement nor the transactions contemplated by this Agreement will: (1) violate any Privacy Commitment as it currently exists or as it existed at any time during which any of the Personal Information was collected or obtained, (2) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; (3) give rise to any right of termination or other right to impair or limit Purchaser’s rights to own and process any Personal Information used in or necessary for the operation of Seller’s business; or (4) otherwise prohibit the transfer of Personal Information to Purchaser. In relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Commitment, Seller has not (I) notified or been required to notify any Person, (II) received any notice, request, claim, inquiry, fine, complaint, correspondence, or other communication in writing from any Governmental Body or other Person, and there has never been any audit, investigation, enforcement action (including any fines or other sanctions), or other Proceeding, (III) Seller has never been involved in any administrative or court proceedings or other legal disputes with any Governmental Body or other Person, and (IV) there are no facts which would render any event as described under clauses (I) or (II) or (III) above likely to occur in the future. Seller has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Legal Requirements related to privacy and data security and has filed any required registrations with the applicable data protection authority. Following the Closing Date, the Business will continue to be permitted to collect, store, use and disclose Personal Information held by it on terms identical to those in effect as of the date of this Agreement and to the same extent the Business would have been able to had the transactions contemplated by this Agreement not occurred.

(k) The Cero Agreement is in full force and effect and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and is a legal, valid and binding obligation of Cero, enforceable against Cero in accordance with its terms. Neither Seller nor, to the Knowledge of Seller, Cero is in breach or default of any provision of the Cero Agreement, and no event has occurred that, with the giving of notice, the lapse of time, or both, would constitute a breach or default by Seller or, to the Knowledge of Seller, Cero thereunder. Upon Seller’s satisfaction of its payment obligations under the Cero Agreement in accordance with Section 6.13, Cero’s assignment to Seller of all Cero IP Rights becomes effective. Upon such assignment, Seller shall have good and valid title to the Cero IP Rights, free and clear of all Encumbrances (other than Permitted Encumbrances). There are no Proceedings pending or threatened that challenge or would adversely affect Seller’s right to acquire the Cero IP Rights or the validity, enforceability or scope of the Cero IP Rights.

Section 2.9 Contracts.

(a) Section 2.9(a) of the Disclosure Letter identifies each Contract:

(i) (A) relating to the acquisition, transfer, use, development, licensing, or sharing of any Technology or any Intellectual Property by, of, to or from Seller, other than (x) shrink-wrap, click-wrap and off-the shelf Software licenses, (y) any other licenses for Software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of $25,000 or less or (z) non-exclusive licenses of Seller Transferred Intellectual Property granted to customers or vendors in the Ordinary Course of Business;

(ii) imposing any restriction on the Business’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to sell any product or other asset to or perform any services for any other Person, (D) to transact business or deal in any other manner with any other Person or (E) to develop or distribute any Technology;

(iii) creating or involving any agency relationship, distribution arrangement or franchise relationship;

(iv) relating to the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any asset of the Business;

(v) involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(vi) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(vii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(viii) that was entered into outside the Ordinary Course of Business;

(ix) that contemplates or might reasonably be expected to involve (A) the payment or receipt of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance or receipt of services having a value in excess of $25,000 in the aggregate;

(x) that was entered into in connection with any acquisition or disposition of a business by Seller and for which there are ongoing obligations of the Business;

(xi) that is a Collective Bargaining Agreement covering any Service Provider or otherwise related to the Business;

(xii) that is an agreement with any current or former Service Provider that (A) provides for any annual target compensation, (B) provides for the payment, or the acceleration of the payment, vesting or funding, of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement or (C) provides for severance, termination or notice payments or benefits (other than statutory payments and benefits required by applicable Legal Requirements) upon termination of such Service Provider’s employment or service with Seller; or

(xiii) related to or evidencing any Indebtedness of the Business in excess of $15,000.

(b) Each Contract listed in Section 2.9(a) of the Disclosure Letter is in full force and effect and is a legal, valid and binding contract or agreement of Seller and each other party thereto, and is enforceable against Seller and each other party thereto, in accordance with its terms, subject only to applicable (x) bankruptcy, insolvency, reorganization, rehabilitation, moratorium, and other similar Legal Requirements affecting the rights and remedies of creditors generally and (y) general principles of equity, regardless whether applied in Proceedings in equity or at law. (i) Neither Seller nor any other Person has, violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists (including the execution of this Agreement and any other Transaction Document and the consummation of the transactions contemplated hereby and thereby), that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any such Contract, (B) give any Person (including any Business Employee) the right to declare a default or exercise any remedy under any such Contract (including any severance payments or benefits due to termination of employment), (C) give any Person the right to accelerate the maturity or performance of any such Contract or (D) give any Person the right to cancel, terminate or modify any such Contract; (iii) Seller has not received any notice or other communication (in writing or otherwise) regarding any violation or breach of, or default under, any existing Contract; and (iv) Seller has not waived any right under any such Contract. Seller has made available to Purchaser true, complete and correct copies of each Contract set forth in Section 2.9(a) of the Disclosure Letter, together with all supplements, amendments, waivers or other changes thereto.

Section 2.10 Legal Requirements; Insolvency Proceedings; Sanctions.

(a) General. Seller and the Business are in material compliance with each Legal Requirement that is applicable to it and the conduct of the Business or the ownership or use of any of its assets, and at all times have been, in material compliance with each Legal Requirement that is or was applicable to them or to the ownership or use of any assets of the Business. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Business of, or a material failure on the part of the Business to comply with, any Legal Requirement. Except as set forth in Section 2.10 of the Disclosure Letter, since the date of incorporation, Seller has not received, at any time, any written or oral notice or other communication from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement relating to the Business, or (ii) any actual or alleged obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup, including any environmental cleanup, or any remedial, corrective or response action of any nature in relation to the Business. Seller has made available to Purchaser a true, complete and correct copy of each report, study, survey or other document that addresses or otherwise relates to the compliance of Seller with, or the applicability to Seller of, any Legal Requirement in relation to the Business.

(b) Anti-Corruption and Anti-Bribery Compliance. Neither Seller, nor any of their Affiliates, nor any employee or agent acting on behalf of Seller or any Affiliate thereof, has violated any Anti-Corruption and Anti-Bribery Laws in relation to the Business. Neither Seller, nor any of its Affiliates, nor any employee or agent acting on behalf of Seller or any Affiliate thereof, in relation to the Business has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (i) any person in violation of any Anti-Corruption and Anti-Bribery Law, (ii) any Public Official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Body or (iii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a governmental authority, in the case of both clauses (ii) and (iii) above, in order to assist Seller or any of its Affiliates to obtain or retain business for, or direct business to Seller or any of its Affiliates, as applicable. Neither Seller, nor any of their Affiliates, nor any employee or agent acting on behalf of Seller or any Affiliate thereof, in relation to the Business has made, requested, accepted, or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law, rule or regulation, including Anti-Corruption and Anti-Bribery Laws. There have been no known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption and Anti-Bribery Laws, involving Seller or any of its Affiliates, or any employee or agent acting on behalf of Seller or any of its Affiliates relating to the Business. Seller and its Affiliates have been subject to and currently maintain an anti-corruption and anti-bribery compliance program designed to detect and prevent violations of Anti-Corruption and Anti-Bribery Laws applicable to the Business.

(c) Insolvency Proceedings. Neither the Business nor any of the officers or directors of Seller has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property, (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (c) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company or (d) found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(d) Export Controls and Economic Sanctions Compliance.

(i) Each of Seller and its Affiliates in relation to the Business has (A) complied with applicable Export Control Laws and Sanctions, (B) complied with the terms and conditions of all Business Governmental Authorization (as defined below) identified in Section 2.11 of the Disclosure Letter, (C) maintained in place and implemented controls and systems to comply with applicable Export Control Laws and Sanctions, (D) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person and (E) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Body or other legal proceedings with respect to any actual or alleged violations of Export Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

(ii) Neither Seller nor any officer, director, subsidiary, affiliate, agent, distributor, or representative of Seller, is (A) a Sanctioned Person, (B) subject to debarment or any list-based designations under any Export Control Laws or (C) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

Section 2.11 Governmental Authorizations. Section 2.11 of the Disclosure Letter identifies each Governmental Authorization relating to the Business (each a “Business Governmental Authorization”). Each Business Governmental Authorization identified or required to be identified in Section 2.11 of the Disclosure Letter is valid and in full force and effect. Each of Seller and the Business is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Business Governmental Authorization identified or required to be identified in Section 2.11 of the Disclosure Letter. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Business Governmental Authorization identified or required to be identified in Section 2.11 of the Disclosure Letter or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, termination or modification of any Business Governmental Authorization identified or required to be identified in Section 2.11 of the Disclosure Letter. Seller has not received any written or oral notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Business Governmental Authorization, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Business Governmental Authorization. No Governmental Authorizations are required in relation to the ownership or operation of the Business or the Purchased Assets other than the Governmental Authorizations identified in Section 2.11 of the Disclosure Letter.

Section 2.12 Taxes.

(a) Seller has timely filed, or has caused to be timely filed on its behalf, all Tax Returns for all applicable Taxes, for all years and periods, and portions thereof, required to be filed by it or with respect to it, the Business or the Purchased Assets. All such Tax Returns are complete and correct in all material respects. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Body in a jurisdiction where Seller does not file a Tax Return that Seller is or may be subject to Tax by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. All Taxes owed by or with respect to Seller, the Business and the Purchased Assets (whether or not shown on any Tax Returns) have been timely paid.

(b) There are no claims, investigations, audits, assessments or other actions by any Governmental Body pending or threatened against Seller with respect to any Taxes. No deficiencies for Taxes with respect to Seller, the Business or the Purchased Assets have been claimed, proposed or assessed by any Governmental Body.

(c) Seller (i) has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Legal Requirement), (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes and (iii) has any liability for the Taxes of any other Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Legal Requirement, or as a transferee or successor). Seller is not or has not been a party to or bound by any Tax sharing, allocation or indemnity agreement or any other similar Contract.

(d) There are no Encumbrances for Taxes upon Seller or any of the Purchased Assets (other than Permitted Encumbrances).

(e) Seller has not been a party to any transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Legal Requirement.

(f) Seller has not made an election under Section 965(h) of the Code.

(g) No Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements have been entered into with, issued by, or filed with any Governmental Body with respect to Taxes of Seller or related to the Business or Purchased Assets that will remain in effect or apply to any period after the Closing Date.

(h) Seller has timely withheld, deducted and paid all Taxes required to have been withheld, deducted or paid in connection with amounts paid or owing to any Person (including any Service Providers, creditors, equity holders or third parties), and Seller has complied with all applicable Legal Requirements relating to the reporting of such Taxes.

(i) Seller has not incurred any Liabilities for Taxes outside the Ordinary Course of Business since the date of the Interim Balance Sheet.

(j) Seller does not have any outstanding agreements or other documents waiving, extending or having the effect of waiving or extending any statute of limitations in respect of Taxes nor has Seller agreed to any extension of time with respect to an assessment or deficiency of Taxes.

(k) Seller has not been a validly electing “S Corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax laws to the extent they recognize S corporation status. Seller is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. The provisions of Section 197(f)(9) of the Code do not apply to any intangible asset owned by Seller.

(l) Seller has complied with all applicable Legal Requirements with respect to escheatment and abandoned or unclaimed property in all material respects.

(m) None of the Purchased Assets (i) constitute “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) secure any debt the interest of which is tax-exempt under Section 103(a) of the Code or (iv) are subject to a 467 rental agreement as defined in Section 467 of the Code.

(n) Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount or benefit that could be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or national Tax law).

(o) No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider as a result of the operation of Section 409A of the Code. Seller does not have any obligation to pay a Tax “gross up” or reimbursement or indemnification payment to any Service Provider, including with respect to Taxes or Tax related payments imposed under Sections 280G, 409A or 4999 of the Code.

Section 2.13 Employment Matters.

(a) Section 2.13(a) of the Disclosure Letter sets forth a true and complete list of all Business Employees, including their (i) name, (ii) job title, (iii) principal work location (city and state), (iv) employing entity, (v) annual incentive opportunity, (vi) severance rights, (vii) accrued but unpaid vacation or paid time off, (viii) date of hire and, if applicable, date of rehire, (ix) method of compensation (e.g., salaried, hourly, piece rate), (x) compensation rate (e.g., annual salary, hourly rate of pay, etc.), (xi) exempt or nonexempt classification under applicable wage and hour Legal Requirements, (xii) full-time or part-time status, (xiii) status as active or inactive (with the reason for such inactive status specified, e.g., leave of absence, FMLA, disability, layoff, etc. and expected date of return) and (xiv) immigration/work visa status. Other than Business Employees, no employee of Seller or its Affiliates spent more than 50% of such Person’s work time providing services to the Business during the six (6)-month period prior to the date hereof. To the Knowledge of Seller, no Business Employee has any intention of terminating employment with or services for Seller or, following the Closing, with Purchaser or its Affiliates.

(b) No Business Employee is, or has been, covered by a Collective Bargaining Agreement or represented by a union or other labor organization, association or bargaining agent, and no such organizing efforts are now being conducted or pending with respect to any Business Employee. Seller is not and has not been party to or bound by any Collective Bargaining Agreement. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar state, local or foreign agency, in any case, relating to the Business or any Business Employee. There are no unfair labor practice complaints before the National Labor

Relations Board (or other Governmental Body), claims, litigation, disputes or other Proceedings pending against Seller with respect to any Business Employees nor are any such complaints, claims, litigation, disputes or other Proceedings threatened. Seller has not, at any time since the date of incorporation, had a strike, work stoppage or work slowdown or other material labor dispute with respect to any Business Employees, nor is any such action threatened or pending.

(c) Seller has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all Service Providers as either employees or independent contractors and as exempt or non-exempt for all purposes and have properly withheld and paid all applicable Taxes and made appropriate filings in connection with services provided, and compensation paid to, such Service Providers.

(d) All Service Providers are and have been authorized to work for Seller in accordance with applicable Legal Requirements, and Seller maintains accurate and complete Form I-9s with respect to each current and former Business Employee and has established policies and procedures reasonably designed to comply with applicable immigration Legal Requirements.

(e) Seller is and has been in compliance in all material respects with all applicable Legal Requirements relating to labor, employment and/or employment practices, including all applicable Legal Requirements relating to terms and conditions of employment, health and safety, wages, hours, immigration, harassment, discrimination, retaliation, whistleblowing, disability rights and benefits, equal opportunity, plant closures and layoffs, employee trainings and notices, workers’ compensation, collective bargaining, labor relations, leaves of absence, COVID-19, affirmative action, pay equity, unemployment, the payment and withholding of Taxes and other sums, the maintenance and handling of personnel records and occupational health and safety, in each case, with respect to the Business Employees and the Business. Seller is not involved in, nor threatened with, any labor dispute, arbitration, lawsuit, administrative proceeding or other Proceeding relating to labor or employment matters involving the Business Employees.

(f) With respect to the Business, Seller has not experienced or implemented a “plant closing” or “mass layoff” (as defined in the WARN Act or any similar state Legal Requirement) or any other employment action affecting any site of employment or one or more facilities or operating units within any site of employment of Seller.

(g) Seller has paid in full to all Business Employees or adequately accrued for in accordance with applicable Legal Requirements and accounting standards all compensation and benefits due to or on behalf of Business Employees; and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Body with respect to any Business Employees. Seller is not party to, or otherwise bound by, any Order or any consent decree with, or citation by, any Governmental Body relating to Business Employees or employment practices.

(h) Seller is not, and has not been party to a settlement agreement resolving claims or allegations of harassment, discrimination or similar misconduct of any nature by a Business Employee or an executive-level employee of the Business and, no facts exist that could give rise to any such claims or allegations.

(i) Section 2.13(i) of the Disclosure Letter sets forth a true and complete list of all individual independent contractors (including those operating through their own entities) and leased/staffing agency employees currently engaged by Seller or their Affiliates, along with (i) a description of the services provided by each such Person, (ii) their date of retention, (iii) their principal work location (city and state), (iv) their rate of remuneration, (v) whether they provide services on a full or part-time basis for Seller or their Affiliates, and (vi) whether, for the independent contractors, Seller or their Affiliates have entered into a written independent contractor agreement with them.

Section 2.14 Employee Benefits.

(a) Section 2.14(a) of the Disclosure Letter sets forth a true, correct and complete list of each Benefit Plan. Seller has made available to Purchaser a true, correct and complete copy, as applicable, with respect to each Benefit Plan, of: (i) the plan document, including any amendments (or a written description of any unwritten plan); (ii) any trust agreement, insurance contract, or any other funding vehicle; (iii) the most recent summary plan description and summary of material modifications; (iv) the most recent determination, opinion or advisory letter from the Internal Revenue Service regarding the Tax-qualified status of such Benefit Plan; (v) in the three (3) most recently filed Forms 5500, with schedules and financial statements attached, and actuarial valuation reports related to any Benefit Plan; (vi) the three (3) most recent nondiscrimination tests performed under the Code; and (vii) any material, non-routine correspondence with or from any Governmental Body relating to the Benefit Plan. Neither Seller nor any of its Affiliates has any plan or commitment to, and has not communicated to any Business Employees any plan to, adopt or authorize any additional Benefit Plan or modify or terminate of any existing Benefit Plan. Seller has not at any time issued or granted to any Service Provider any compensatory equity or equity-linked interests with respect to the capital stock of, or other equity or voting interests in, Seller.

(b) Each Benefit Plan has been maintained, operated, funded and administered in compliance in all material respects with its terms and the applicable requirements of all applicable Legal Requirements.

(c) No Benefit Plan is, and none of Seller, any Affiliate of Seller or any ERISA Affiliate thereof sponsors, maintains, contributes to, has previously sponsored, maintained, or contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Liability under Title IV of ERISA has been or is reasonably expected to be incurred by Seller or any ERISA Affiliate thereof.

(d) Seller has no obligation to provide (whether under a Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former Service Provider (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such Service Provider, other than health continuation coverage pursuant to Section 4980B of the Code or similar applicable Legal Requirement.

(e) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter or may rely on an opinion letter from the Internal Revenue Service as to its qualified status, and no event has occurred or conditions exist that could reasonably be expected to adversely affect such qualified status. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no event has occurred or conditions exist that could reasonably be expected to adversely affect the exempt status of any such trust.

(f) All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any Service Providers, have been timely paid or made in full or, to the extent not yet due, properly accrued in accordance with the terms of the Benefit Plan and all applicable Legal Requirements and accounting standards.

(g) Seller and its ERISA Affiliates are in compliance in all material respects with the applicable requirements of Section 4980B of the Code (“COBRA”) and any similar state Legal Requirement, and the Patient Protection and Affordable Care Act of 2010, as amended, and Seller has not been and would not reasonably be expected to be subject to any assessable payment under Section 4980H of the Code. No Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code or a self-insured plan (including any such plan pursuant to which a stop-loss policy or Contract applies).

(h) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Providers to any payment, (ii) increase the amount of compensation or benefits due to any such Service Providers or any such group of Service Providers or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(i) No Benefit Plan is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) who resides outside of the United States.

Section 2.15 Environmental Matters. Seller is, and at all times has been, in compliance in all material respects with all Environmental Laws, and holds and is in compliance with all Governmental Authorizations required under Environmental Laws in relation to the Business and the Purchased Assets. Seller has not received written notice or demand of, and is not subject to, any Proceedings or Orders regarding any actual or alleged violations of or Liabilities arising under Environmental Laws, and is not otherwise subject to any actual or alleged material corrective, investigatory or remedial obligations arising under Environmental Laws that have not been remediated or resolved to the satisfaction of the applicable Governmental Body relating to the Business or the Purchased Assets. Seller has no Knowledge of any fact or circumstance which could involve Seller or the Purchased Assets in any Proceeding, or impose upon the Business, Seller or the Purchased Assets any Liability, arising under any Environmental Laws. Seller has provided to Purchaser all material environmental audits, reports, and assessments concerning the Business, Purchased Assets, and the Leased Real Property that are in the possession, custody or reasonable control of Seller. Seller has not manufactured, generated, used, stored, treated, transported, disposed of, released, or arranged for the disposal of any Hazardous Substances, including batteries, battery components, lithium, cobalt, nickel, or other materials used in electric vehicle manufacturing, except in compliance with all applicable Environmental Laws, and there has been no release of any of the foregoing at, on, under or from the Leased Real Property that has resulted or could result in Liabilities arising under Environmental Laws. Seller has implemented and maintains policies and procedures for the safe handling, storage, and disposal of batteries and battery components in compliance with all applicable Environmental Laws. There are no underground storage tanks, surface impoundments, or landfills located on any Leased Real Property.

Section 2.16 Insurance. Section 2.16 of the Disclosure Letter sets forth a true, correct and complete list of all insurance policies and self-insurance programs and arrangements currently maintained by or for the benefit of Seller relating to the business, assets, properties, operations, employees and officers of the Business (collectively, the “Business Insurance Policies”), including, for each such policy, (i) the name of the insurer and the policy number, (ii) the type and amount of coverage, (iii) the coverage period, (iv) the annual premium, (v) any applicable deductible or self-insured retention amount and (vi) whether such policy is on a claims-made or occurrence basis. Seller has made available to Purchaser true, correct and complete copies of all Business Insurance Policies, together with all endorsements, riders and amendments thereto. Each of the Business Insurance Policies is legal, valid, binding and enforceable in accordance with its terms, is in full force and effect, and will continue in full force and effect through and following the Closing. Seller has not received any written notice of, and there are no grounds for, cancellation, termination, non-renewal, reduction in coverage, material increase in premium or invalidation of any Business Insurance Policy. All premiums due and payable under the Business Insurance Policies have been paid in full when due, and Seller is not in breach or default of, and has not taken any action or failed to take any action which, with or without the giving of notice, the lapse of time, or both, would constitute a breach or default of, any provision of any Business Insurance Policy. The Business Insurance Policies are of the type and in amounts customary for businesses of similar size in the industry in which the Business operates and provide coverage as required by all applicable Contracts and Legal Requirements. Seller has not received any written or oral notice or other communication regarding any actual or proposed (a) cancellation, termination, non-renewal or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, (c) material adjustment in the amount of the premiums payable with respect to any insurance policy or (d) change in the terms of any insurance policy, in each case relating to the Business. Section 2.16 of the Disclosure Letter sets forth a true, correct and complete description of all claims made under any Business Insurance Policy, together with the status and disposition of each such claim. There is no pending claim or threatened claim under or based upon any Business Insurance Policy. Seller has not received any notice of any pending or threatened audit, investigation or review of any Business Insurance Policy by any insurance company or Governmental Body.

Section 2.17 Related Party Transactions. No Related Party has any direct or indirect interest of any nature in any of the assets of the Business (including the Purchased Assets), other than the Selling Holders’ ownership of the shares of capital stock of Seller. No Related Party is, or has at any time been, indebted to Seller. No Related Party has entered into, or has had any direct or indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving Seller or the Business, other than through or in connection with a Benefit Plan set forth in Section 2.14(a) of the Disclosure Letter or an employment relationship in the Ordinary Course of Business with Seller or the Business. No Related Party is competing, or has competed, directly or indirectly, with Seller or the Business. No Related Party has any claim or right against Seller or the Business, other than through or in connection with a Benefit Plan set forth in Section 2.14(a) of the Disclosure Letter or an employment relationship in the Ordinary Course of Business with Seller or the Business. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Seller or the Business, other than through or in connection with an employment relationship with Seller or the Business.

Section 2.18 Proceedings; Orders. Except as set forth in Section 2.18 of the Disclosure Letter, there is no pending Proceeding, and, to the Knowledge of Seller, no Person has threatened to commence any Proceeding: (a) against Seller or involving the Purchased Assets or the Business; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. No Proceeding has ever been commenced by or against Seller or the Business that remains pending. Seller has delivered to Purchaser accurate and complete copies of all pleadings (to any of which Seller has access) that relate to the Proceedings identified in the preceding sentence or that arises from any Proceeding commenced by or against Seller or the Business, other than third-party writs and subpoenas (including garnishment proceedings) served on Seller or the Business and for which Seller or the Business have no Liability. There is no Order to which Seller, or any of the assets owned or used by Seller or Business, is subject. No Business Employee is subject to any Order that may prohibit such Business Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

Section 2.19 Government Contracts. With respect to any Government Contract: (i) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated as required; (ii) invoices submitted by Seller were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the applicable Seller; (iii) Seller is not required by any Governmental Body to make or maintain any cost accounting or any pricing disclosure or pricing guarantee, or to maintain any security clearance, accounting or property system, or performance or surety bond; (iv) Seller has not claimed or been awarded a Government Contract because of “small business” status or other preferred bidder status; (v) none of Seller, any of its Principals (as defined by 48 C.F.R. § 2.101), or any of their current employees has been suspended, debarred, or otherwise excluded from contracting with a Governmental Body or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; and (vi) except for remedial or corrective notices in the Ordinary Course of Business that are not, individually or in the aggregate, materially harmful to the Business, Seller has not received or been provided written or oral cure notice, show cause notice, notice of investigation or audit by a Governmental Body.

Section 2.20 Brokers. Neither Seller nor any of its Affiliates, nor any of their respective directors, officers, employees, agents or representatives, has employed or engaged any broker, finder, investment banker, financial advisor or other intermediary or incurred any liability for any brokerage commission, finder’s fee, investment banking fee, financial advisory fee or similar commission or fee in connection with any of the Transactions.

Section 2.21 Warranty and Related Matters. Section 2.21 of the Disclosure Letter sets forth a true, correct and complete list of all outstanding warranties, guarantees, make good agreements, product recalls, safety notices and service bulletins in connection with any of the Seller Products and Services. There are no existing or threatened claims against Seller relating to any work performed by Seller or the Business, product liability, warranty, personal injury, property damage, wrongful death or other similar claims against Seller or the Business alleging that Seller Products and Services are defective, unsafe, fail to meet any product or service warranties or fail to comply with applicable safety standards or Legal Requirements. There are no (a) material inherent or fundamental design defects, safety hazards, or systemic or chronic problems in Seller Products and Services that have not been remedied in the ordinary course of maintenance and that would impact the value or safety of such products and services in any material respect, (b) Liabilities for warranty or other claims or returns with respect to Seller Products and Services relating to any such defects or problems that, individually or in the aggregate, are material to the Business, or (c) pending or, to the Knowledge of Seller, threatened product recalls, safety investigations, or similar actions by any Governmental Body with respect to Seller Products and Services. All Seller Products and Services are, and at all times have been, in compliance in all material respects with all applicable product safety Legal Requirements, including the National Highway Traffic Safety Administration (“NHTSA”), California Air Resources Board (“CARB”) or CPSA and any applicable federal or state product safety laws or regulations. Seller has not received any written notice from any Governmental Body regarding any material non-compliance with product safety Legal Requirements. There have been no battery fires, thermal runaway events or similar safety incidents involving any Seller Products and Services that, individually or in the aggregate, have been or would reasonably be expected to be material to the Business. All batteries and battery packs incorporated in Seller Products and Services have been tested and certified in compliance in all material respects with applicable safety standards.

Section 2.22 Regulatory Compliance for Products. Seller and all Seller Products and Services are, and at all times have been, in compliance in all material respects with all applicable Legal Requirements relating to product safety, consumer protection, vehicle safety, battery safety, electromagnetic compatibility and environmental standards, including all applicable requirements of the NHTSA, CARB, CPSA, the Environmental Protection Agency, the Department of Transportation (to the extent applicable) and any applicable federal, state or local regulatory agencies. All Seller Products and Services have been designed, manufactured, tested, labeled, packaged and marketed in compliance in all material respects with all applicable Legal Requirements. Seller has obtained and maintains all certifications, approvals and authorizations required for the manufacture, sale and distribution of the Seller Products and Services, and all such certifications, approvals and authorizations are valid and in full force and effect. Seller has not received any written warning letters, notices of violation or other written communications from any Governmental Body alleging material non-compliance with any applicable product safety, consumer protection or environmental Legal Requirements. All testing, quality control and quality assurance procedures used by Seller in connection with the Seller Products and Services comply in all material respects with applicable Legal Requirements and industry standards.

Section 2.23 Disclosures. Neither the Transaction Documents, nor any other agreement, document or written statement made by Seller and furnished by Seller to Purchaser in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in the light of the circumstances in which they were made. There is no material fact directly relating to the business, operations, condition or prospects of Seller (including any competitive developments, but other than facts which relate to general economic or industry trends or conditions) that could reasonably be expected to have a Business Material Adverse Effect that has not been set forth in this Agreement or in any Schedule hereto.

Section 2.24 Acquiring for Investment. Seller understands and acknowledges that the shares of Purchaser Parent Common Stock to be issued as Closing Stock Consideration, Installment Payments or Contingent Payments (collectively, the “Stock Consideration”) have not been and will not be registered under the Securities Act or under any applicable state securities Legal Requirements, in reliance upon exemptions contained in the Securities Act and applicable state securities Legal Requirements, and cannot be offered for sale, sold or otherwise transferred unless such Stock Consideration subsequently is so registered or qualifies for exemption from registration under the Securities Act and applicable state securities Legal Requirements. Seller (a) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (b) is able to bear the economic risk of investment in the Stock Consideration for an indefinite period of time, and could afford a complete loss of such investment, (c) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration, (d) has been afforded the opportunity to ask questions of, and receive answers from, the authorized Representatives of Purchaser Parent and its controlled Affiliates concerning the Stock Consideration and has had access to such information concerning Purchaser Parent and its controlled Affiliates as it has considered necessary or appropriate to make an informed investment decision, and (e) has made its own independent investigation and analysis of Purchaser Parent and its controlled Affiliates and the Stock Consideration. Seller is receiving the Stock Consideration in good faith solely for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities Legal Requirements, nor with any present intention of distributing or selling the same, and Seller understands that the Stock Consideration shall not be disposed of by Seller in contravention of the Securities Act or applicable state securities Legal Requirements. Seller acknowledges that Purchaser Parent has no obligation or intention to register any of the Stock Consideration under the Securities Act or any state securities laws, and that Purchaser Parent is under no obligation to assist Seller in obtaining any exemption from registration. Seller acknowledges and agrees that the Stock Consideration will bear a restrictive legend substantially in the following form (together with any other legend required under applicable state securities Legal Requirements):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE LAWS, (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT (IF AVAILABLE), OR (III) UPON DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, THAT SUCH TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT. THE ISSUER IS UNDER NO OBLIGATION TO REGISTER THESE SECURITIES UNDER THE ACT OR ANY STATE SECURITIES LAWS.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLING HOLDERS.

The Selling Holders severally (and not jointly) represent and warrant, to and for the benefit of the Purchaser Parties, except as set forth in the Seller Disclosure Letter, which shall be arranged in numbered Sections corresponding to the subsections in this Article 3, as follows as of the Closing:

Section 3.1 Authority; Binding Nature Of Agreements; Non-Contravention.

(a) Each Selling Holder has the full power and authority to enter into and to perform such Selling Holder’s obligations under each of the Transaction Documents to which such Selling Holder is a party. This Agreement and each of the other Transaction Documents to which such Selling Holder is a party constitute legal, valid and binding obligations of such Selling Holder, enforceable against such Selling Holder in accordance with their respective terms.

(b) Neither the execution and delivery of any of the Transaction Documents by such Selling Holder, nor the consummation or performance of any of the Transactions by such Selling Holder, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which such Selling Holder, or any of the assets of such Selling Holder, is subject; (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Selling Holder; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of any Contract to which such Selling Holder is a party or by which such Selling Holder is bound; or (iv) contravene, conflict with or result in a violation of any of the terms of the Organizational Documents of Seller.

Section 3.2 Certain Proceedings. There is no pending Proceeding that has been commenced against such Selling Holder that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of such Selling Holder, no such Proceeding has been threatened against such Selling Holder.

Section 3.3 Brokers. Such Selling Holder has not employed or engaged any broker, finder, investment banker, financial advisor or other intermediary or incurred any liability for any brokerage commission, finder’s fee, investment banking fee, financial advisory fee or similar commission or fee in connection with any of the Transactions.

Section 3.4 Title. Such Selling Holder is the record and beneficial owner of the equity interests in Seller set forth opposite such Selling Holder’s name in Section 3.4 of the Disclosure Letter, free and clear of all Encumbrances, other than Encumbrances to be released at the Closing. Except for the obligations set forth in this Agreement, there are no commitments, options, contracts or other arrangements under which such Selling Holder is or may become obligated to sell or otherwise dispose of such Selling Holder’s equity interests in Seller or the Purchased Assets. At the Closing, upon delivery of and payment for such Purchased Assets as provided in this Agreement, all of the Purchased Assets shall be transferred to Purchaser, and Purchaser shall have good and valid title to the Purchased Assets free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances to be released at Closing. Each of the Seller Parties has not granted any power of attorney or proxy with respect to such Selling Holder’s equity interests in Seller or any of the Purchased Assets.

Section 3.5 Affiliated Transactions. Except as set forth in Section 3.5 of the Disclosure Letter, neither such Selling Holder nor any of such Selling Holder’s Affiliates or Representatives (a) is a party to any Contract with Seller (other than governing or organizational documents of Seller) or any Contract involving the Business; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of Seller or the Business (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than two percent (2%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by Seller or necessary for the Business; (d) has outstanding any Indebtedness owed to Seller; or (e) has received any funds from Seller since the date of the Interim Balance Sheet, or is the obligee or beneficiary of any Liability of Seller except for employment-related compensation or Liabilities therefor received or payable in the Ordinary Course of Business. Neither such Selling Holder nor any of such Selling Holder’s Affiliates or Representatives (i) owns, directly or indirectly, in whole or in part, any property that Seller uses in the operation of its business or (ii) has any cause of action or other claim whatsoever against, or owes any amount to, Seller in connection with the Business, except for any liabilities reflected in the Financial Statements and claims in the Ordinary Course of Business, in each case, to be discharged prior to or at Closing or as set forth in Section 3.5 of the Disclosure Letter. Except for such Selling Holder’s ownership interest in Seller, neither such Selling Holder nor any of such Selling Holder’s Affiliates has any operations or assets related to the Business or the operation of the Business.

Section 3.6 Non-Arm’s Length Transactions. Such Selling Holder does not own, directly or indirectly, any interest in (except for shares representing less than two percent (2%) of the outstanding shares of any class or series of any publicly traded company), and is not an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor of the Business.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES.

Each of the Purchaser Parties represents and warrants, to and for the benefit of Seller, except as disclosed in the Purchaser Parent SEC Documents filed with or furnished to the SEC since January 1, 2025 and available on EDGAR prior to the date hereof (other than any disclosures set forth in any risk factor section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and any other disclosures included therein to the extent they are forward-looking in nature), which shall be arranged in numbered Sections corresponding to the subsections in this Article 4, as follows as of the Closing:

Section 4.1 Organization and Good Standing; Authority; Binding Nature of Agreements. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser and Purchaser Parent each has the full power and authority to enter into and to perform its obligations under each of the Transaction Documents to which it is a party; and the execution, delivery and performance by Purchaser and Purchaser Parent of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the board of directors or other applicable governing body of Purchaser and Purchaser Parent, as applicable. This Agreement and each of the other Transaction Documents to which Purchaser or Purchaser Parent is a party constitute legal, valid and binding obligations of Purchaser or Purchaser Parent, as applicable, enforceable against Purchaser or Purchaser Parent in accordance with their respective terms. As of the date hereof, neither Purchaser nor Purchaser Parent is insolvent, and the consummation of the Transactions will not, in and of itself, render Purchaser or Purchaser Parent insolvent. For purposes of this representation, Purchaser and Purchaser Parent, on a consolidated basis, shall be deemed solvent if they (a) are able to pay their current liabilities, (b) have assets greater than their liabilities, and (c) have adequate capital to carry on their respective businesses. Neither Purchaser nor Purchaser Parent has (i) commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Legal Requirement or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, nor has any such case or proceeding been commenced against it that remains undismissed, or (ii) to the Knowledge of Purchaser, received any written notice that any such case or proceeding is threatened.

Section 4.2 Authority; Binding Nature of Agreements; Non-Contravention.

(a) Purchaser has the full power and authority to enter into and to perform its obligations under each of the Transaction Documents to which it is a party; and the execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the board of directors or other applicable governing board of Purchaser and by all necessary action on the part of the board of directors or other applicable governing body of Purchaser Parent. This Agreement and each of the other Transaction Documents to which Purchaser is a party constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(b) Neither the execution and delivery of any of the Transaction Documents, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Purchaser, or any of the assets of Purchaser, are subject; (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser; or (iii) contravene, conflict with or result in a violation of any of the terms of the Organizational Documents of Purchaser. Purchaser has obtained all approvals necessary to enter into this Agreement and consummate the Transactions under the laws of the jurisdiction of formation of Purchaser and the Organizational Documents of Purchaser.

Section 4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against any Purchaser Party and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of Purchaser, no such Proceeding has been threatened.

Section 4.4 Brokers. Neither Purchaser nor any of its Affiliates, nor any of their respective directors, officers, employees, agents or representatives, has employed or engaged any broker, finder, investment banker, financial advisor or other intermediary or incurred any liability for any brokerage commission, finder’s fee, investment banking fee, financial advisory fee or similar commission or fee in connection with any of the Transactions.

Section 4.5 Capitalization of Purchaser Parent. The authorized capital stock of Purchaser Parent consists of 800,000,000 shares of Purchaser Parent Common Stock, of which 204,761,830 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of Purchaser Parent Common Stock have been duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. There are no outstanding (a) securities convertible into or exchangeable for shares of capital stock or other equity interests of Purchaser Parent, (b) options or other rights to acquire shares of capital stock or other equity interests of Purchaser Parent or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock or other equity interests of Purchaser Parent, any such convertible or exchangeable securities or any such options, warrants or rights.

Section 4.6 Valid Issuance of Stock Consideration. The shares of Purchaser Parent Common Stock to be issued as Closing Stock Consideration, Installment Payments or Contingent Payments pursuant to this Agreement, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights.

Section 4.7 SEC Filings; Financial Statements. Purchaser Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser Parent with the SEC since January 1, 2025 (collectively, the “Purchaser Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), the Purchaser Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Purchaser Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser Parent included in the Purchaser Parent SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto and present fairly, in all material respects, the consolidated financial position of Purchaser Parent and its consolidated Subsidiaries as of the dates shown and the consolidated results of operations and cash flows of Purchaser Parent and its consolidated Subsidiaries for the periods shown, subject, in the case of unaudited financial statements, to normal year-end audit adjustments.

Section 4.8 Listing. The Purchaser Parent Common Stock is listed on the NYSE, and Purchaser Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Purchaser Parent has not received any written notice from the NYSE or any other national securities exchange that the Purchaser Parent Common Stock is not in compliance with the applicable listing standards of such exchange that, if not cured, would result in the delisting of the Purchaser Parent Common Stock, and there are no ongoing proceedings to delist, deregister or suspend trading of the Purchaser Parent Common Stock. To the Knowledge of Purchaser, as of the date of this Agreement, Purchaser Parent has not adopted and the board of directors of Purchaser Parent has not approved any plan or taken any formal corporate action to cause the Purchaser Parent Common Stock to cease to be listed on a national securities exchange or to deregister the Purchaser Parent Common Stock under the Exchange Act.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Survival of Representations And Warranties. The representations and warranties made by the Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, shall survive the Closing and shall expire on the date that is twenty-four (24) months from the Closing Date (the “Survival Period”); provided, however, that (a) the Fundamental Representations (other than the representations and warranties in Section 2.12 (Taxes) and Section 2.15 (Environmental Matters)) shall survive the Closing until the date that is five (5) years from the Closing Date, and (b) the Fundamental Representations in Section 2.12 (Taxes) and Section 2.15 (Environmental Matters) shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations relating to the subject matter of such claim; provided, further, if at any time prior to the applicable expiration date set forth above, Seller (on behalf of the Seller Parties), on the one hand, or Purchaser (on behalf of the Purchaser Parties), on the other hand, acting in good faith deliver to the other Party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Seller Parties, on the one hand, or the Purchaser Parties, on the other hand, as the case may be, and asserting a claim for recovery under Section 5.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable expiration date set forth above until such time as such claim is fully and finally resolved, either by means of a written settlement agreement executed on behalf of Seller and Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction. Each Purchaser Party and each Seller Party expressly waives the statute of limitations otherwise applicable to contract claims to the extent such statute of limitations is shorter than the applicable Survival Periods and would otherwise bar such claim (it being expressly acknowledged that the Purchaser Parties, on the one hand, and the Seller Parties, on the other hand, are not waiving any statute of limitations with respect to any claims made by any other Party).

Section 5.2 Indemnification.

(a) The Seller Parties shall hold harmless and indemnify each of Purchaser and the other Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) as a result of or arising from: (i) any breach or inaccuracy of any representation or warranty made by the Seller Parties in this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of the Seller Parties in connection with this Agreement or any of the Transactions (in each case, as if such representation or warranty were made as of the Closing Date, except for representations and warranties that speak as of a specific date, which shall be made as of such date); (ii) any breach of any covenant, agreement, undertaking or obligation of the Seller Parties contained in this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of any of the Seller Parties in connection with this Agreement or any of the Transaction Documents; (iii) any Excluded Liability or any other Liability of Seller; (iv) any Taxes of the Seller Parties or their Affiliates or imposed on the Purchased Assets for any Pre-Closing Tax Period; (v) any Proceeding arising out of or relating to any Excluded Liability or any matter, act, omission, event or circumstance occurring or existing prior to the Closing relating to the Business, the Purchased Assets or Seller; and (vi) fraud or intentional misrepresentation by any Seller Party; provided, however, that: (A) as between the Seller Parties, Seller shall be the primary obligor with respect to all Damages arising under this Section 5.2(a), and Seller shall be liable for the full amount of such Damages, subject to the limitations set forth in this Article 5; (B) each Selling Holder (other than a Founder (as defined below)) shall be liable only severally (and not jointly) for (1) all Damages arising from breaches of such Selling Holder’s own representations, warranties, covenants, agreements, undertakings and obligations (including the representations and warranties made by such Selling Holder in Article 3) or such Selling Holder’s own fraud or intentional misrepresentation, for the full amount of such Damages arising from such Selling Holder’s own breach or inaccuracy, and (2) such Selling Holder’s Pro-Rata Percentage of all other Damages for which the Seller Parties are responsible pursuant to this Section 5.2(a), in each case subject to the limitations set forth in this Article 5 (including the Cap) and without duplication; (C) notwithstanding the foregoing clause (B), each of Colin Godby and Jarett Volkoff (each, a “Founder” and collectively, the “Founders”) shall be jointly and severally liable with the other Founder (but not with any other Selling Holder) for (1) all Damages arising from breaches of any Fundamental Representation, (2) all Damages arising from any breach of any covenant, agreement, undertaking or obligation of a Seller Party set forth in Article 6, (3) all Damages arising from any Excluded Liability or other Liability of Seller, and (4) all Damages arising from fraud or intentional misrepresentation by any Seller Party; provided, that the aggregate liability of each Founder under this clause (C) shall not exceed such Founder’s Pro-Rata Percentage of the Cap, except with respect to Damages for which the Cap does not apply pursuant to Section 5.3(a); and (D) nothing in this Section 5.2(a) shall limit Purchaser’s rights of setoff against any Installment Payments or Contingent Payments pursuant to Section 1.2(f).

(b) Purchaser shall hold harmless and indemnify Seller and the other Indemnitees from and against, and shall compensate and reimburse Seller for, any Damages that are suffered or incurred by Seller or to which Seller may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) arising from: (i) any breach of any representation or warranty made by Purchaser in this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of Purchaser in connection with this Agreement or any of the Transactions; (ii) any breach of any covenant, agreement, undertaking or obligation of Purchaser contained in this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of Purchaser in connection with this Agreement or any of the Transactions or (iii) the Assumed Liabilities.

(c) Notwithstanding anything else herein to the contrary, for purposes of calculating the amount of any Damages resulting from any breach or inaccuracy of any representation or warranty (but not for purposes of determining whether any such breach or inaccuracy has occurred or for any other purpose under this Agreement), all Damages shall be calculated without regard to any qualifiers regarding materiality, Business Material Adverse Effect, knowledge or similar words or phrases contained in any representation or warranty (it being understood that such qualifiers shall continue to apply for purposes of determining whether a breach or inaccuracy exists).

Section 5.3 Limitations.

(a) The total Liability of the Seller Parties under Section 5.2(a), on the one hand, and the Purchaser Parties under Section 5.2(b), on the other hand, shall be limited, in the aggregate, to an amount equal to the Purchase Price (which, for the avoidance of doubt, shall be inclusive of any Installment Payments and Contingent Payments that may become due and payable or have been paid hereunder) (the “Cap”); provided, that the limits imposed by this Section 5.3(a) shall not apply to any Damages arising out of or in connection with (i) any breach or inaccuracy of any Fundamental Representation (including the representations and warranties in Section 2.12 (Taxes)), (ii) any breach of any covenant, agreement, undertaking or obligation of a Seller Party, (iii) any Excluded Liability or other Liability of Seller, (iv) any indemnification obligation under Section 5.2(a)(iv) (Pre-Closing Taxes) or Section 5.2(a)(v) (Pre-Closing Proceedings), or (v) any fraud or intentional misrepresentation, in each case, for which there shall be no limit.

(b) Each Indemnitee shall take, and cause its controlled Affiliates to take, all reasonable steps to mitigate any Damages to the extent required by applicable Legal Requirements; provided, that (i) no Indemnitee shall be required to pursue any claim or recovery under any insurance policy, bond, or similar arrangement as a condition to seeking indemnification hereunder, and (ii) the amount of any Damages shall not be reduced by any insurance proceeds, indemnification payments, contribution payments, or other recoveries actually received by the Indemnitee from third parties, except to the extent such proceeds or payments are actually received by the Indemnitee prior to payment of the related indemnification claim hereunder, in which case the Damages shall be reduced by the net amount of such proceeds or payments (after deducting any costs of collection, deductibles, retention amounts, and increases in insurance premiums attributable to such claim). If any Indemnitee receives any insurance proceeds, indemnification payments, contribution payments, or other third-party recoveries after receiving an indemnification payment hereunder in respect of the same Damages, such Indemnitee shall promptly pay to the Indemnitor the lesser of (A) the net amount of such proceeds or payments (after deducting any costs of collection, deductibles, retention amounts, and increases in insurance premiums attributable to such claim) and (B) the amount of the indemnification payment previously received.

Section 5.4 Defense Of Third-Party Claims.

(a) In the event that any Indemnitee desires to make a claim against another Party (each, an “Indemnitor”), which term includes all indemnifying parties if more than one, in connection with any third-party Proceeding at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnitee will notify the Indemnitor of such Third-Party Claim and of its claims of indemnification with respect thereto within fifteen (15) days of receiving notice of such Third-Party Claims; provided, that failure to give such notice within such fifteen (15) day period will not relieve the Indemnitor of its indemnification obligations under this Section 5.4, except to the extent, if any, that the Indemnitor has been actually and materially harmed thereby.

(b) Subject to Section 5.4(e), the Indemnitor will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee by written notice to the Indemnitee within ten (10) days after the Indemnitor has received notice of the Third-Party Claim; provided, however, that the Indemnitor must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, provided, further, that the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c) The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior consent of the Indemnitee, unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnitee with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnitor and (iii) does not impose an injunction or other equitable relief upon the Indemnitee. So long as the Indemnitor has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 5.4(b), the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnitor).

(d) In the event the Indemnitor fails to assume the defense of the Third-Party Claim in accordance with Section 5.4(b), (i) the Indemnitee may defend against the Third-Party Claim in any manner it reasonably may deem appropriate, (ii) the Indemnitee may consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor, (iii) the Indemnitor will remain responsible for any Damages the Indemnitee may suffer as a result of such Third-Party Claim to the extent provided in this Article 5 and (iv) Purchaser shall retain all remedies to which it is entitled under this Article 5.

(e) Notwithstanding the foregoing, Purchaser shall have the right, at its sole discretion, to be responsible for the prosecution, defense and settlement of (i) all matters relating to any claims based upon or relating to Intellectual Property of any Person, (ii) any Third-Party Claim in which the Indemnitor has a conflict of interest, (iii) any Third-Party Claim if such Third-Party Claim seeks to impose any criminal penalty, fine or other sanction on, the Indemnitee, (iv) any Third-Party Claim involving a Governmental Body, customer, supplier or material business partner of the Business and (v) any Third-Party Claim seeking an injunction or equitable relief, (the matters described in clauses (i) through (v) above, collectively, the “Purchaser-Handled Claims”). Purchaser shall pursue in good faith the prosecution, defense or settlement of all Purchaser-Handled Claims through counsel of its selection, until such time, if any, that Purchaser shall elect not to pursue indemnification with respect to such Third-Party Claim. Purchaser shall permit the Indemnitor, upon its reasonable request, to participate in the process of any settlement or other resolution of any Purchaser-Handled Claims until such time, if any, that Purchaser shall elect not to pursue indemnification with respect to such Third-Party Claim; provided, that Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to any Purchaser-Handled Claims without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnitor). Indemnitors will remain responsible for any Damages of Indemnitees as a result of such Purchaser-Handled Claims to the extent subject to indemnification under this Article 5, and Purchaser shall retain all remedies to which it is entitled under this Article 5.

Section 5.5 Direct Claims; Payment of Claims.

(a) Any claim for indemnification under Article 5 of this Agreement which does not result from a Third-Party Claim shall be asserted by the Indemnitee giving reasonably prompt written notice to the Indemnitor. The failure to give prompt written notice shall not relieve the Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually and materially prejudiced as a result of such failure. The notice shall, to the extent practicable and available, describe the claim in reasonable detail, include copies of supporting detail and indicate the estimated amount of the Damage that has been or may be sustained by the Indemnitee if known and capable of reasonable calculation. The Indemnitor shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnitor rejects liability for the matters set forth in such claim by timely submitting a response to Indemnitee, then the Parties shall engage in good faith discussions with respect to such matters for a period of not more than thirty (30) days. If the Parties fail to resolve the matters in dispute within such period, then the Indemnitee shall be entitled to pursue all available recourse and remedies with respect to such claim. If within thirty (30) days of receipt of such notice, the Indemnitor has not contested such claim in writing, the Indemnitor will be deemed to have accepted all liability with respect to such claim, subject to the limitations set forth in Section 5.3.

(b) Subject to the limitations set forth herein, in order to satisfy any indemnification obligations of the Seller Parties with respect to any claim for indemnification pursuant to Section 5.2(a) (other than any claim arising from (A) any breach or inaccuracy of any Fundamental Representation (including the representations and warranties in Section 2.12 (Taxes)), (B) any breach of any covenant, agreement, undertaking or obligation of a Seller Party, (C) any Excluded Liability or other Liability of Seller, (D) any indemnification obligation under Section 5.2(a)(iv) (Pre-Closing Taxes) or Section 5.2(a)(v) (Pre-Closing Proceedings), (E) any fraud or intentional misrepresentation, or (F) any claim for which a Founder is jointly and severally liable pursuant to Section 5.2(a)(C), for which Purchaser may proceed directly against the Seller Parties (including the Founders, jointly and severally as applicable) without first exhausting setoff rights), and subject to all limitations set forth in this Article 5, Purchaser (and each of its Representatives and other Affiliates) shall (i) first, recover Damages by way of reduction of any Installment Payments or Contingent Payments, at Purchaser’s sole discretion, that are then due and payable, if any, to Seller hereunder pursuant to Purchaser’s setoff rights under Section 1.2(f); and (ii) second, recover Damages directly from the Seller Parties on a several (and not joint) basis (except as provided in Section 5.2(a)(C) with respect to the Founders), which may include, at the option of Purchaser, treating the issuance of a corresponding value of Stock Consideration as null and void or causing each Seller Party to take any and all actions necessary to sell such Stock Consideration back to Purchaser Parent or its Affiliates for no additional consideration (other than as satisfaction of payment of a corresponding amount of Damages), which each Seller Party agrees to undertake, provided that such Damages are due and payable hereunder.

(c) Without limiting the foregoing, nothing in this Article 5 shall be deemed to require Purchaser to obtain jurisdiction over a Seller Party, or pursue any process in connection therewith beyond that expressly required by the terms of this Article 5.

Section 5.6 Tax Treatment. The Parties agree that the payment of any indemnity hereunder shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be reported as such by Purchaser, the Selling Holders and Seller on their Tax Returns to the extent permitted by applicable Legal Requirements.

Section 5.7 Exercise of Remedies By Indemnitees Other Than Purchaser or Seller.

(a) No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement on behalf of Purchaser unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b) No Indemnitee (other than Seller or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement on behalf of Seller unless Seller (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 5.8 Sole Remedy. With the exception of claims based upon fraud or arising under an Equity Document or agreement relating to the provision of employment or consulting services following the Closing, from and after the Closing, the right of each party to assert indemnification claims and receive indemnification payments pursuant to this Article 5 shall be the sole and exclusive right of such party to seek monetary damages with respect to the matters set forth herein (it being understood that nothing in this Section 5.8 or elsewhere in this Agreement shall affect any party’s rights to seek specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or any other Transaction Document to be performed after the Closing). Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnitee shall be required to show reliance on any representation or warranty made by any Seller Party, and the right of any Purchaser Indemnitee to indemnification, reimbursement or other remedy pursuant to this Article 5 shall not be affected by (a) any investigation conducted by or on behalf of any Purchaser Indemnitee or any knowledge acquired by any Purchaser Indemnitee, whether before or after the date of this Agreement or the Closing Date, (b) any waiver by any Purchaser Indemnitee of any condition to Closing set forth in this Agreement or (c) any Purchaser Indemnitee’s election to proceed with the Closing and complete the transactions contemplated by this Agreement.

Section 5.9 Exclusive Claim Channeling. Notwithstanding anything to the contrary in this Agreement, (a) Seller shall be the sole and exclusive Person entitled to assert, bring, prosecute, or maintain any claim, action, suit, or proceeding against any Purchaser Party or any of its Affiliates arising under or relating to this Agreement or any other Transaction Document (including any claims relating to the Installment Payments, Contingent Payments, any alleged breach of this Agreement or any other matter for which indemnification may be sought under this Article 5), (b) each Selling Holder (and any assignee, successor, heir, or other Person claiming by, through, or on behalf of any Selling Holder) hereby irrevocably and unconditionally waives any right to bring any such claim, action, suit, or proceeding in his, her, or its individual capacity and agrees that all such claims must be asserted solely by Seller on behalf of the Seller Parties, (c) any claim, action, suit, or proceeding brought by any Selling Holder (or any assignee, successor, heir, or other Person claiming by, through, or on behalf of any Selling Holder) in his, her, or its individual capacity in violation of this Section 5.9 shall be deemed void and of no force or effect, and each Purchaser Party and its Affiliates shall be entitled to assert this Section 5.9 as a complete defense thereto and to recover from the Person bringing such claim all reasonable attorneys’ fees and costs incurred in connection with such defense, and (d) nothing in this Section 5.9 shall limit or affect the rights of any Purchaser Party or its Affiliates or successors to assert claims against any Selling Holder pursuant to Section 7.12 or otherwise in accordance with this Agreement. For the avoidance of doubt, the exclusive authority of Seller to bring claims hereunder shall not expand or modify the substantive rights, remedies, or limitations set forth in this Agreement, including the limitations on liability set forth in Section 5.3.

ARTICLE 6

COVENANTS.

Section 6.1 Non-Competition; Non-Solicitation; Non-Disparagement; Confidentiality.

(a) Each Seller Party hereby acknowledges and agrees that: (i) Seller is engaged in the Business; (ii) Seller is conducting the Business throughout the United States and any other countries in which, as of the date hereof, the Business has conducted material operations or has actively marketed Seller Products and Services, as set forth in Section 6.1 of the Disclosure Letter (collectively, the “Territory”); (iii) Seller will receive significant consideration in connection with the Closing; (iv) the Seller Parties have obtained, and may continue to obtain, extensive and valuable knowledge, expertise and confidential information concerning the Business, including proprietary information regarding vehicles, including electric motorcycles and dirt bikes, and related powertrain technology. “Term” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date; provided, however, that in the event that it is judicially determined that a Seller Party has breached any provision of this Section 6.1, the Term applicable to each obligation that such Seller Party shall have been determined to have breached shall be automatically extended solely with respect to such breached obligation by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured, which extension shall in no event exceed twelve (12) months in the aggregate.

(b) During the Term, no Seller Party or any Related Party of any Seller Party that, together with its Affiliates, as of the date hereof, owns in the aggregate more than five percent (5%) of the equity interests of Seller on an as-converted basis (as set forth in Section 3.4 of the Disclosure Letter) anywhere in the Territory, for himself, herself or itself, directly or indirectly or through or on behalf of any other Person including by lending support to a Related Party, whether as an officer, director, employee, equityholder, partner, consultant, advisor, creditor or otherwise, as applicable (other than solely in his, her or its capacity as an employee, officer or director of Purchaser or its Affiliates), shall:

(i) (A) engage in, participate in or acquire any financial or beneficial interest in (which for the avoidance of doubt will include employment or advisory services with or engagement as an independent contractor for), or lend support to any Related Party in, any business that engages in the Business or otherwise designs, develops, promotes, sponsors, markets, sells, supplies, resells, distributes, installs, supports, maintains, licenses, sublicenses, provides, performs or offers any product or service that was offered by or on behalf of or contemplated to be offered by the Business prior to Closing; provided, however, that nothing in this Section 6.1(b)(i)(A) shall prevent a Seller Party from owning as a passive investment less than three percent (3%) of the outstanding shares of the capital stock (or ownership interests) of a publicly held company, if Seller

Party is not otherwise associated directly or indirectly with such company or any Affiliate of such company; provided, further, that a Seller Party may engage in any activity otherwise prohibited by this Section 6.1(b)(i)(A) if such Seller Party obtains Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, or (B) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship of any Purchaser Party or their respective Affiliates, or related to the Business, as currently operated, with any other Person;

(ii) (A) encourage, induce, attempt to induce, solicit or attempt to solicit any employee or contractor to leave his or her employment or contracting relationship with any Purchaser Party or their respective Affiliates (it being understood that the placement of general advertisements that are not targeted directly or indirectly towards an employee or consultant shall not be deemed to be a breach of this Section 6.1(b)(ii)) or (B) hire or attempt to hire any employee or consultant of any Purchaser Party; or

(iii) encourage, induce, attempt to induce, solicit or attempt to solicit any Person that, during the twelve (12) months prior to such solicitation, was (i) a material customer of the Business or any Purchaser Party or generated revenue for the Business in excess of $10,000 in any such twelve (12)-month period, or (ii) a material distributor, vendor, marketer or sponsor of the Business or any Purchaser Party or provided goods or services to the Business in excess of $10,000 in any such twelve (12)-month period, in each case to cease or materially diminish its customer, distributor, vendor, marketer or sponsor relationship with any Purchaser Party with respect to the Business or to divert business opportunities from such Persons away from the Business to other Persons, including Related Parties or their Representatives; provided, that nothing in this Section 6.1(b)(iii) shall prohibit good faith general advertising or solicitation that is not specifically directed (directly or indirectly) at any such Person.

(c) During the Term, no Seller Party, for himself or itself, directly or indirectly or through or on behalf of any other Person including by lending support to a Related Party (other than on behalf of Purchaser or its Subsidiaries or parent companies), whether as an officer, director, employee, equityholder, partner, consultant, advisor, creditor or otherwise, as applicable, shall imitate the existing name of the Business or any of the products or Trademarks currently used by the Business.

(d) From and after the Closing Date, the Seller Parties will not, and will cause their respective Affiliates and Related Parties and Representatives not to, directly or indirectly, alone or in connection with any Person, engage in any conduct or make any statement, whether in commercial or noncommercial speech, that disparages, criticizes or is injurious to the reputation of any Purchaser Party or any of their respective Affiliates (including Purchaser’s direct or indirect Subsidiaries or parent companies), equityholders, partners, members, investors or representatives, including (a) inducing or encouraging others to disparage any Purchaser Party or any of their respective Affiliates, or any of their respective equityholders, partners, members, investors or representatives, and (b) making or causing to be made any statement that maligns the business, goodwill, personal or professional reputation of any Purchaser Party or any of their respective Affiliates, or any of their respective equityholders, partners, members, investors or representatives.

(e) From and after the Closing Date, each of the Seller Parties agree that, without the prior written consent of Purchaser, (i) he, she or it shall, and shall cause each of his, her or its Affiliates, Related Parties and Representatives to, keep confidential all non-public or proprietary information and materials relating to this Agreement and the transaction contemplated hereby, the Purchaser Parties and their respective Affiliates, Seller and its Affiliates, or the Business (collectively, “Confidential Information”) (except to the extent (A) disclosure of such information is required by (or requested by a Governmental Body with competent jurisdiction under) applicable Legal Requirements, (B) such information becomes available to such Person after the Closing Date from a source (which is not known by such Person to have made the disclosure in violation of any confidentiality obligations), (C) such information becomes publicly known except through the actions or inactions of any such Person in violation of this Section 6.1(e), or (D) information that was or is independently developed by such Person, after the Closing Date, without the use of any Confidential Information), (ii) he, she or it shall take reasonable and appropriate steps (and cause each of its Affiliates, Related Parties and Representatives to take reasonable and appropriate steps) to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft, and (iii) in the event such Person or any of its Affiliates is required by (or requested by a Governmental Body with competent jurisdiction under) applicable Legal Requirements to disclose any such information, such Person shall, to the extent permitted by applicable Legal Requirements, promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement or request and the extent of the required disclosure, and shall cooperate with Purchaser, at Purchaser’s sole cost and expense to preserve the confidentiality of such information consistent with applicable Legal Requirements.

(f) It is agreed that the restrictions contained in this Section 6.1 are reasonable and necessary for the protection of the interests of Purchaser and the Business, that any violation of these restrictions could cause substantial and irreparable injury to Purchaser, that a breach of this Agreement by a Seller Party may not be adequately compensated in an action for damages at law, and that equitable relief may be necessary to protect Purchaser from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, the Seller Parties acknowledge that, notwithstanding anything in this Agreement to the contrary, in the event any of the covenants contained in this Section 6.1 are breached, Purchaser shall be entitled to seek, in addition to any other remedies and damages available under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to restrain the violation of such covenants by the Seller Parties or by any Person or Persons acting for or with Seller or Selling Holders in any capacity whatsoever. The Seller Parties acknowledge that no specification in this Section 6.1(f) of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing, subject to the provisions of this Agreement, other legal or equitable remedies in the event of a breach of this Section 6.1 by Seller or Selling Holders.

(g) Notwithstanding anything in this Agreement to the contrary, all covenants, commitments and agreements of Purchaser and the Seller Parties made in this Section 6.1 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.2 Tax Covenants.

(a) Purchaser, on the one hand, and Seller (on behalf of the Seller Parties), on the other hand, agrees to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(b) To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes and any other Taxes levied with respect to the Purchased Assets or the Business attributable to any Pre-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets or the Business for the Straddle Period shall be apportioned between Purchaser, on one hand, and Seller, on the other hand, based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes or other Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which such Party is entitled under this Section 6.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 6.2(b), the applicable Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payments made to any Party pursuant to this Section 6.2 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser, the Selling Holders and Seller on their Tax Returns to the extent permitted by applicable Legal Requirements.

(c) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by Seller.

(d) Seller shall promptly notify Purchaser in writing upon receipt by the Selling Holders or Seller of notice of any pending or threatened Tax audits or assessments or other Proceedings relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to an Encumbrance on the Purchased Assets or the Business, and shall not resolve or otherwise compromise any such Proceedings without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.

(e) For U.S. federal and applicable state and local income tax purposes, the Parties intend that the Acquisition, together with the Conversion, qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code. Accordingly, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) that is adopted by the parties as required by Treasury Regulations Section 1.368-3(a). Following the Closing, no Party shall take any action that would reasonably be expected to disqualify the transactions contemplated in this Agreement from qualifying as a tax-free reorganization under Section 368(a) of the Code. The Parties shall file all Tax Returns in a manner consistent with such intended treatment unless any Installment Payments or Contingent Payments are paid in cash or otherwise required pursuant to a determination (as defined in Section 1313(a) of the Code).

Section 6.3 Further Actions. From and after the Closing Date, the Seller Parties, on the one hand, and Purchaser, on the other hand, shall cooperate with each other and their Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as each other may reasonably request, for the purpose of evidencing the Transactions and putting Purchaser in possession and control of all of the Purchased Assets. Without limiting the generality of the foregoing, from and after the Closing Date, the Seller Parties shall promptly remit to Purchaser any funds that are received by Seller or their Affiliates or Selling Holders and that are included in, or that represent payment of receivables included in, the Purchased Assets. Purchaser shall promptly remit to Seller any funds that are received by Purchaser and that are included in the Excluded Assets. The Seller Parties shall procure the timely transfer or assignment (or, if not transferrable or assignable, reissuance or replacement) of any Governmental Authorizations and Contracts to Purchaser or Purchaser’s designees as may be required under applicable Legal Requirements (including Environmental Law) in relation to the Business and the Purchased Assets.

Section 6.4 Rule 144 Cooperation. Purchaser Parent shall use commercially reasonable efforts to cooperate with Seller in connection with any proposed sale by Seller of shares of Purchaser Parent Common Stock pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), including (a) providing to Seller such information as Seller may reasonably request in order to permit Seller to sell shares of Purchaser Parent Common Stock without registration under the Securities Act, within the limitations of the exemption provided by Rule 144, (b) instructing Purchaser Parent’s transfer agent to remove any restrictive legend on any shares of Purchaser Parent Common Stock upon delivery of a customary seller’s representation letter certifying that such shares may be sold pursuant to Rule 144 and (c) timely filing all reports and other documents required of Purchaser Parent under the Securities Act and Exchange Act so as to enable Seller to sell shares of Purchaser Parent Common Stock pursuant to Rule 144. Notwithstanding the foregoing, Purchaser Parent shall have no obligation to register for resale any shares of Purchaser Parent Common Stock being issued in connection with this Agreement.

Section 6.5 Product Investment Commitment. Purchaser shall use commercially reasonable efforts to implement the mutually agreed launch plan for the Dust Hightail Products (the “Launch Plan”) as set forth on Section 6.5 of the Disclosure Letter, subject in all instances to the Transferred Employees’ timely performance and completion of their respective obligations as set forth in the Launch Plan. As part of the Launch Plan, Purchaser shall use commercially reasonable efforts to place the Dust Hightail Product in market within twelve (12) months following the Closing Date, subject in all instances to the Transferred Employees’ timely performance and completion of their respective obligations as set forth in the Launch Plan. Purchaser shall have reasonable flexibility to deviate from the Launch Plan in its discretion, including in response to changes in market conditions, supply availability and safety, quality or regulatory requirements. For the avoidance of doubt, Purchaser’s failure to achieve such milestone shall not constitute a breach of this Agreement.

Section 6.6 Listing Maintenance. Purchaser Parent shall use commercially reasonable efforts to maintain the listing of the Purchaser Parent Common Stock on the NYSE (or another national securities exchange) for so long as any shares of Purchaser Parent Common Stock issued pursuant to this Agreement remain outstanding and are held by Seller or its permitted transferees.

Section 6.7 Employee Matters.

(a) Seller shall have paid to each Transferred Employee, no later than the Closing, any and all compensation and benefits, including, without limitation, base salary, wages, bonuses, commissions and other forms of incentive compensation, vacation and paid-time-off and other employee benefits (except, in the case of Tax-qualified employee benefits, to the extent vested and payable in subsequent years in accordance with the terms of the applicable plan), in each case, that have been earned or accrued, as applicable, through the Closing Date (such payments and amounts, the “Accrued Amounts”).

(b) Seller will be solely responsible for complying with the WARN Act and any and all obligations under other applicable Legal Requirements requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to any Business Employees as a result of any action by Seller on or prior to the Closing Date, or following the Closing with respect to any such Business Employee who does not become a Transferred Employee for any reason. Purchaser will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date. Seller shall indemnify and hold harmless Purchaser and its Affiliates against any and all liabilities arising in connection with any failure to comply with the requirements of this Section 6.7(b).

(c) Seller shall, at its own expense, give all notices and other information required to be given by Seller to any Business Employees pursuant to COBRA, in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby and shall be solely responsible for providing continuation coverage under COBRA to any “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement.

(d) Purchaser and Seller acknowledge and agree that all Seller Employee Liabilities shall be and remain solely obligations of Seller, and Purchaser and its Affiliates shall not assume or otherwise incur any obligation with respect to any Seller Employee Liability. Without limiting the generality of the foregoing, Seller shall be solely responsible for any and all obligations arising under the Benefit Plans at any time. No Transferred Employee shall accrue any benefits under any Benefit Plans in respect of service with Purchaser or any of its Affiliates after the Closing Date. Seller shall indemnify and hold harmless Purchaser and its Affiliates against any and all liabilities arising in connection with any failure of Seller to comply with the requirements of this Section 6.7(d).

(e) Cooperation. Following the date of this Agreement, without limitation of any other provisions of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.7 and the other transactions hereunder, including (i) exchanging information and data relating to workers’ compensation, payroll, employee benefits and employee benefit plan coverages, (ii) resolving any and all employment-related claims regarding Business Employees, (iii) providing any employment-related notice required by Legal Requirements or Contract in connection with the Transactions and (iv) in obtaining any governmental approvals required hereunder, except as would result in the violation of any Legal Requirement, including, those relating to the safeguarding of data privacy.

(f) No Third Party Beneficiaries. The provisions of this Section 6.7 are solely for the benefit of the Parties, and nothing contained in this Section 6.7 shall, or shall be construed so as to: (i) confer any rights, remedies or claims upon any current or former Service Provider, any participant in any Benefit Plan or other compensation or benefit plan or agreement (or any beneficiary thereof) or any other Person; (ii) be considered or deemed an amendment of any Benefit Plan or other compensation or benefit plan, program, policy, agreement or arrangement; (iii) guarantee employment for any period of time or preclude the ability of Purchaser or any of its Affiliates to terminate, reassign, promote or demote or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any Transferred Employee or other employee or independent contractor for any reason at any time; or (iv) require Purchaser or any of its Affiliates to adopt or maintain any compensation or benefit plan, program, policy, agreement or arrangement at any time or prevent the amendment, modification or termination thereof at any time or from time to time.

Section 6.8 Name Change. Within fifteen (15) Business Days following the Closing Date, Seller shall amend Seller’s Organizational Documents to change Seller’s name so that it does not contain the name “Dust Moto,” any variation or derivation thereof, or any name confusingly similar thereto, and shall file associated amendments to Seller’s Organizational Documents with the Delaware Secretary of State, and shall provide such amendments and Organizational Documents to Purchaser prior to effecting such changes for its review and approval. Following the Closing, Seller shall not use, and shall cause its Affiliates not to use, any Trademark, or domain name that is confusingly similar to the name “Dust Moto” or any other Trademark of the Business.

Section 6.9 Lock-Up Period. During the applicable Lock-Up Period, Seller shall not, directly or indirectly, (a) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise transfer or dispose of any shares of Purchaser Parent Common Stock subject to such Lock-Up Period, (b) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of such shares or (c) publicly announce an intention to effect any transaction described in clause (a) or (b), in each case, whether any such transaction is to be settled by delivery of shares of Purchaser Parent Common Stock, in cash or otherwise. Notwithstanding the foregoing, the Lock-Up Period restrictions shall not apply to (i) transfers to any Affiliate of Seller, provided such Affiliate agrees in writing to be bound by the restrictions of this Section 6.9, (ii) transfers by will or intestate succession, provided the transferee agrees in writing to be bound by the restrictions of this Section 6.9 or (iii) transfers with the prior written consent of Purchaser Parent.

Section 6.10 Post-Closing Information Rights. For a period commencing on the Closing Date and ending on the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) the date on which all Contingent Payments have been paid in full or have expired (or, solely with respect to any specific indemnification claim or earn-out dispute that was timely asserted in writing prior to such date, until final resolution of such specific claim or dispute), Purchaser shall, upon at least seven (7) Business Days’ prior written notice specifying in reasonable detail the information requested and the purpose, provide Seller with reasonable access, during normal business hours and at Purchaser’s principal offices (or such other location as Purchaser may designate), to such books, records and other information of Purchaser and its Affiliates as relate specifically and directly to the Dust Hightail Products and are reasonably necessary for Seller to verify Purchaser’s calculation of any Contingent Payment pursuant to Section 1.2(e); provided, that Purchaser shall not be required to provide access to, or copies of, any information that (i) does not relate specifically to the Dust Hightail Products or the calculation of Contingent Payments, (ii) constitutes competitively sensitive information regarding Purchaser’s or its Affiliates’ other product lines, pricing strategies, customer lists (other than customers of Dust Hightail Products), supplier arrangements, or strategic plans unrelated to the Dust Hightail Products, (iii) is subject to attorney-client privilege, work product protection, or other legal privilege, (iv) would, in Purchaser’s reasonable judgment, violate applicable Legal Requirements or contractual confidentiality obligations owed to third parties, or (v) relates to Purchaser’s or its Affiliates’ consolidated financial information except to the extent such information is necessary to calculate Contingent Payments. All access shall be (A) in person at Purchaser’s designated location (and Purchaser shall not be obligated to transmit, copy, or provide remote access to any books, records, or information), (B) limited to a reasonable number of Representatives of Seller, (C) subject to Purchaser’s reasonable security, access, and information-handling policies, (D) conducted in a manner that does not unreasonably interfere with the operation of the Business, and (E) conditioned upon Seller and each of its Representatives who will have access executing a confidentiality agreement in form and substance reasonably satisfactory to Purchaser prior to any such access. Purchaser shall have no obligation to prepare any materials, reports, summaries, or analyses for the benefit of Seller.

Section 6.11 Share Reservation. Purchaser Parent shall use commercially reasonable efforts to at all times reserve and keep available, out of its authorized but unissued shares of Purchaser Parent Common Stock, a sufficient number of shares to permit the issuance of all shares required to be issued as Installment Payments and Contingent Payments hereunder; provided, that this obligation shall terminate upon the earlier of (a) the date on which all Installment Payments and Contingent Payments have been paid in full and (b) the date on which no further Installment Payments or Contingent Payments may become due or payable under this Agreement.

Section 6.12 Tail Insurance. Seller shall, at or promptly following the Closing, obtain and maintain, at its sole cost and expense, a “tail” or runoff insurance policy (which may be a directors’ and officers’ liability policy, errors and omissions policy or similar coverage reasonably acceptable to Purchaser) providing coverage for claims arising out of events, acts, errors or omissions occurring prior to the Closing and relating to the Business for a period of not less than five (5) years following the Closing, with coverage limits and other material terms reasonably satisfactory to Purchaser. Such policy shall name Purchaser and its Affiliates as additional insureds or loss payees, as applicable, to the extent reasonably available on commercially reasonable terms.

Section 6.13 Cero IP Rights.

(a) Immediately following the Closing (and in any event within three (3) Business Days thereof), Seller shall pay all outstanding invoices and balances due and owing under the Cero Agreement using a portion of the Closing Cash Amount, such that Seller satisfies all payment obligations required to vest ownership in Seller the Cero IP Rights to Seller pursuant to the terms of the Cero Agreement.

(b) Promptly upon Seller’s satisfaction of its payment obligations under the Cero Agreement, Seller shall use its best efforts to cause Cero to execute and deliver to Seller an assignment, in form and substance reasonably satisfactory to Purchaser, in order to effectuate, confirm and/or evidence Cero’s assignment to Seller of the Cero IP Rights (the “Cero IP Assignment”).

(c) Promptly upon Cero’s execution and delivery to Seller of the Cero IP Assignment (and in any event within three (3) Business Days thereof), Seller shall execute and deliver to Purchaser an assignment agreement, in form and substance reasonably satisfactory to Purchaser, assigning, transferring and conveying the Cero IP Rights to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances).

(d) Seller shall keep Purchaser promptly informed of the status of Seller’s payment obligations or outstanding balances under the Cero Agreement and the Cero IP Assignment by Cero, including by promptly providing Purchaser with (i) evidence of payment of all amounts due under the Cero Agreement and (ii) copies of any correspondence with Cero relating to the assignment of the Cero IP Rights.

(e) The Parties acknowledge and agree that the covenants set forth in this Section 6.13 are an integral part of the Transactions and that Purchaser would not have entered into this Agreement but for Seller’s agreement to perform such covenants. The Parties further agree that Purchaser shall be entitled to specific performance of Seller’s obligations under this Section 6.13, without the necessity of proving actual damages or posting any bond or other security, in addition to any other remedy to which Purchaser may be entitled at law or in equity.

(f) To the extent the Cero IP Rights are not assigned from Seller to Purchaser within ten (10) Business Days from the date of this Agreement, Seller hereby irrevocably constitutes and appoints Purchaser and any officer or authorized representative of Purchaser as Seller’s true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, in Seller’s name, place and stead, solely to the extent necessary or desirable to enforce, preserve, perfect or effectuate Seller’s rights under the Cero Agreement and the assignment, transfer and conveyance of the Cero IP Rights to Purchaser, including the right to (i) deliver notices and other communications to Cero, (ii) make any payment under the Cero Agreement using amounts otherwise payable or due to Seller under this Agreement or any amounts advanced by Purchaser on Seller’s behalf, (iii) request, receive and accept assignments, acknowledgments, receipts, releases, confirmations and other instruments from Cero, (iv) execute and deliver any assignment, confirmation, notice, filing or other instrument necessary or advisable to evidence, perfect or record the assignment of the Cero IP Rights to Seller or Purchaser, and (v) take any other action Seller is required or permitted to take under the Cero Agreement to obtain or perfect the Cero IP Rights; provided, that Purchaser may exercise such power of attorney only if Seller fails to perform any obligation under this Section 6.13 when due or if Purchaser reasonably determines that immediate action is necessary to preserve, enforce, perfect or obtain the Cero IP Rights. Seller shall ratify and confirm all actions lawfully taken by Purchaser pursuant to this Section 6.13(f). Notwithstanding anything to the contrary herein, neither the grant nor exercise of the foregoing power of attorney, nor any payment, communication, action or inaction by Purchaser or any of its Affiliates or Representatives in connection with the Cero Agreement or the Cero IP Rights, shall constitute an assumption by Purchaser or any of its Affiliates of, or otherwise cause Purchaser or any of its Affiliates to become liable for, any Liability, obligation, duty, debt, cost or expense of

Seller or any other Person arising under or relating to the Cero Agreement or the Cero IP Rights, all of which shall remain Excluded Liabilities and shall be retained by and be the sole responsibility of Seller; provided, further, that any amount paid or advanced by Purchaser in connection with the Cero Agreement or the Cero IP Rights shall be deemed Damages recoverable by Purchaser under Article 5 and may be set off against any Installment Payment or Contingent Payment in accordance with Section 1.2(f).

ARTICLE 7

ADDITIONAL PROVISIONS.

Section 7.1 Fees and Expenses. Subject to any terms to the contrary set forth herein, each Party shall pay its own costs and expenses (including, if applicable, any broker’s or finder’s fees and expenses of its Representatives) incurred in connection with this Agreement and the Transactions (whether or not such Transactions shall be consummated).

Section 7.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by e-mail, with confirmation of transmission or lack of an auto-generated non-deliverable reply message) to the address or e-mail address set forth beneath the name of such party below (or to such other address or e-mail address as such party shall have specified in a written notice given to the other Parties):

if to a Seller Party: Colin Godby, as Seller Representative 1831 SE Arborwood Ave. Bend, OR 97702 Email: Colin.godby@gmail.com	if to Purchaser: LiveWire Group, Inc. 3700 West Juneau Avenue Milwaukee, WI 53208 Attention: General Counsel Email: livewiregc@livewire.com

with a copy to: White Summers Caffee & James LLP 4900 Meadows Rd Suite 400 Lake Oswego, OR 97035 Attention: Scott Davidson Email: sdavidson@white-summers.com	with a copy to: Latham & Watkins LLP 811 Main Street, 37th Floor Houston, TX 77002 Attention: Ryan J. Maierson; Denny Lee Email: ryan.maierson@lw.com; denny.lee@lw.com

Section 7.3 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Wisconsin (excluding any rule of law that would cause the application of the laws of any jurisdiction other than the laws of the State of Wisconsin).

(b) Any Proceeding based upon, arising out of or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (other than an Equity Document that contains its own venue and jurisdictional provisions) must be brought in a court sitting in the County of Milwaukee, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin, and each of the Parties hereby irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and (iv) agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each Party further irrevocably consents to the service of process out of such courts by the mailing of a copy thereof, by registered mail, postage prepaid, to the party at the address set forth in Section 7.2 and agrees that such service, to the fullest extent permitted by applicable Legal Requirements, (y) shall be deemed in every respect effective service of process upon it in any Proceeding arising out of or related to this Agreement or the Transaction Documents and (z) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of each party to serve process in any other manner permitted by applicable Legal Requirements. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Legal Requirements or to commence Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding, suit or proceeding brought pursuant to this Section 7.3.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 7.4 Successors And Assigns; Parties in Interest. This Agreement shall be binding upon (a) the Seller Parties, their respective successors and permitted assigns (if any) and (b) Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of (i) the Seller Parties, (ii) Purchaser, (iii) the other Indemnitees (subject to Section 5.7), and (iv) the respective successors and assigns (if any) of the foregoing. Purchaser may, upon thirty (30) days prior written notice to Seller if occurring between the Closing Date and the end of the Earn-Out Period, freely assign any or all of its rights (but not obligations) under this Agreement (including its indemnification rights under Article 5), in whole or in part, to any Affiliate without obtaining the consent or approval of any other Person; provided, that Purchaser shall not assign this Agreement, or transfer the Purchased Assets in a transaction in which this Agreement is not assumed, to any Person unless such Person expressly assumes, for the benefit of Seller and the Selling Holders, all obligations of Purchaser under this Agreement to make the Installment Payments and Contingent Payments in accordance with their terms. The Seller Parties shall not be permitted to assign any of their rights or delegate any of their obligations under this Agreement without Purchaser’s prior written consent. Except for the provisions of Article 5 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (A) no employee of Seller shall have any rights under this Agreement or under any of the other Transaction Documents, and (B) no creditor of Seller shall have any rights under this Agreement or any of the other Transaction Documents.

Section 7.5 Specific Performance. The parties agree that: (a) in the event of any breach or threatened breach by a party of any covenant, obligation or other provision set forth in this Agreement or other Transaction Document, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding; provided, that any such action for specific performance shall be commenced within six (6) months after such cause of action arises. Subject in all respects to Section 5.8, the equitable remedies described in this Section 7.5 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

Section 7.6 Waiver; Amendment. (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy; and (b) no Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller.

Section 7.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court or arbitrator of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court or arbitrator making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court or arbitrator does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 7.8 Limited Release. Effective upon the Closing, and in consideration of the consideration to be paid by Purchaser to Seller under this Agreement, and the additional covenants and promises set forth in this Agreement, each Seller Party, on behalf of himself, herself or itself, and his, her or its assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (the “Seller Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Purchaser Parties and their respective Affiliates and the officers, directors, general partners, limited partners, managing directors, members, stockholders, trustees, equityholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Purchaser Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which Seller Releasing Parties, or any of them, had, has, or may have had at any time in the past prior to the Closing against the Purchaser Released Parties, or any of them, that relate to or arise out of (a) the Purchased Assets, (b) the Assumed Liabilities, (c) the Seller Releasing Party’s relationship with the Business, or (d) the Seller Releasing Party’s rights or status as an equityholder, lender, creditor, officer, director or other Representative of Seller or their Affiliates (collectively, for the purposes of this Section 7.8, the “Causes of Action”). Each Seller Releasing Party hereby represents to the Purchaser Released Parties that Seller Releasing Party (i) has not assigned any Causes of Action or possible Causes of Action against any Purchaser Released Party, (ii) fully intends to release all Causes of Action against the Purchaser Released Parties, including unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this limited release and has been fully apprised of the consequences hereof. Furthermore, each Seller Releasing Party further agrees not to institute any litigation, lawsuit, claim or action against any Purchaser Released Party with respect to the released Causes of Action. By way of clarification, nothing in this Section 7.8 is intended to release, modify or affect in any respect (A) any rights of the Seller Parties under the Transaction Documents (including, for the avoidance of doubt, any rights relating to the payment of any Installment Payments or Contingent Payments or the enforcement of any post-Closing covenants), (B) any claims arising out of or relating to fraud or intentional misrepresentation by any Purchaser Released Party, or (C) any claims arising from breach by any Purchaser Released Party of this Agreement or any other Transaction Document occurring after the Closing. Without limitation of the foregoing, each Seller Party acknowledges that such Seller Party has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Seller Party, being aware of said Code section, hereby expressly waives any rights such Seller Party may have thereunder, as well as any other statutes or common law principles of similar effect.

Section 7.9 Entire Agreement; Third-Party Beneficiaries. The Transaction Documents, including this Agreement, set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof, including that certain letter of intent, dated February 25, 2026, by and between Purchaser Parent and Seller. The Purchaser Parties and their respective Affiliates, on the one hand, and the Seller Parties and their respective Affiliates, on the other hand, are express third-party beneficiaries with respect to the indemnification provisions contained in Article 5.

Section 7.10 Certain Rules of Construction. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; (b) the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this

Agreement; (c) as used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (d) except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules,” “Annexes” and “Exhibits” are intended to refer to Sections, Schedules, Annexes and Exhibits to this Agreement; (e) time is of the essence with respect to the performance of this Agreement; (f) the table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) the use of the words “or,” “either,” or “any” shall not be exclusive; (h) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case, as from time to time in effect; (i) references to a particular Person include such Person’s successors and permitted assigns to the extent not prohibited by this Agreement, (j) references to “the date hereof” mean the date first set forth above; (k) the phrase “to the extent” means the degree to which a thing extends (rather than if); (l) any reference to “will” means “shall”; (m) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (n) whenever this Agreement refers to time, such time shall refer to prevailing Central Time unless otherwise specifically noted; (o) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (p) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (q) all monetary figures shall be in United States dollars unless otherwise specified; and (r) the phrases “made available,” “provided,” “delivered,” “furnished” and variations thereof, shall mean, with respect to any document, agreement, or other information, that such item was uploaded for review by Purchaser to, and continuously accessible in, the virtual data room hosted by Latham Secure Transfer in the folder titled “Project Fast” at least three (3) Business Days prior to the date of this Agreement and indexed in a manner that reasonably identified the nature and contents of such item.

Section 7.11 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument and may be executed and delivered by electronic mail or other electronic means, and any signature of any Party hereto so delivered shall be binding on such Party to the same extent as an original signature.

Section 7.12 Seller Guarantee.

(a) Post-Conversion, the Seller shall act solely as a nominee, agent and liquidating vehicle for the benefit of the Selling Holders, and the Selling Holders shall be treated as having received, and as directly owning for all relevant tax purposes, their proportionate share of the Stock Consideration and other assets transferred to the Seller as of the Conversion, subject only to contractual restrictions on transfer and distribution.

(b) Before and after the Conversion:

(i) the Seller shall be the primary obligor with respect to all payment and indemnification obligations hereunder;

(ii) Purchaser’s recourse in respect of any such obligations shall be limited to setoff against any Installment Payments or Contingent Payments pursuant to Section 1.2(f) and to the assets of Seller (including any Stock Consideration and other proceeds held by the Seller post Conversion); and

(iii) except as expressly provided in Section 5.2(a) with respect to fraud, breaches of Article 3 by a Selling Holder, or the joint and several liability of the Founders pursuant to Section 5.2(a)(C), no Selling Holder shall have any separate personal guarantee or direct payment obligation to Purchaser under this Agreement.

(c) The governing documents of the Seller post-Conversion shall provide that (i) each Selling Holder shall have a fixed, non-discretionary and proportionate beneficial interest in the assets of the Seller from and after the Conversion, (ii) the Seller shall make distributions of its assets to the Selling Holders as promptly as practicable, consistent with applicable contractual restrictions, and (iii) the Seller shall not have any power to vary the investment of its assets, reinvest proceeds (other than in short-term cash equivalents pending distribution), or carry on any business.

(d) Notwithstanding the foregoing, the Seller shall maintain reasonable reserves for contingent indemnification and other Seller obligations hereunder, and may retain legal title to the Stock Consideration and other assets, and may withhold distributions thereof, solely to the extent reasonably necessary to (i) comply with applicable lock-up restrictions, (ii) fund such reserves, and (iii) pay Taxes and reasonable administrative expenses; provided that any such retained amounts shall be held for the benefit of the Selling Holders in accordance with their fixed beneficial interests and shall be distributed promptly upon the expiration of the applicable restrictions or resolution of such contingencies.

(e) Seller shall maintain its legal existence as a limited liability company (or, prior to the effectiveness of the Conversion, as a corporation) in good standing under the laws of Delaware for a period of not less than six (6) years following the Closing Date (the “Existence Period”). During the Existence Period, Seller shall not dissolve, liquidate, wind up, terminate, or take any action to cancel or abandon its legal existence (other than the Conversion), unless (i) all obligations of Seller under this Agreement (including all indemnification obligations under Article 5) have been fully satisfied or have expired in accordance with their terms, (ii) all Contingent Payments and Installment Payments have been paid in full or have expired, and (iii) Purchaser has provided its prior written consent to such dissolution, liquidation, wind-up, termination or cancellation, which consent may be withheld in Purchaser’s sole discretion. Upon expiration of the Existence Period, Seller may dissolve or wind up in accordance with applicable Legal Requirements; provided, that Seller shall provide Purchaser with at least thirty (30) days’ prior written notice of any such dissolution or wind-up.

Section 7.13 Seller Representative.

(a) Colin Godby is hereby appointed as the initial representative of Seller (the “Seller Representative”) effective as of the Closing, with full power and authority to act on behalf of Seller and, solely in their capacity as beneficial owners of Seller, the Selling Holders, for all purposes under this Agreement and the other Transaction Documents, including: (i) receiving and giving all notices, instructions, consents, determinations, and other communications under or relating to this Agreement or the Transactions; (ii) receiving all payments due to Seller hereunder (including the

Stock Consideration, Installment Payments, and Contingent Payments) and distributing such payments to the Selling Holders in accordance with their Pro-Rata Percentages; (iii) reviewing and responding to any Contingent Payment Statement, Setoff Notice, or other calculation or notice delivered by any Purchaser Party; (iv) negotiating, settling, compromising, or consenting to the entry of any judgment with respect to any indemnification claim under Article 5; (v) executing any amendment, waiver, consent, or other modification to this Agreement on behalf of Seller and the Selling Holders; (vi) maintaining reasonable reserves for contingent indemnification obligations and other Liabilities of Seller; (vii) preparing and filing (or causing to be prepared and filed) all Tax Returns required to be filed by Seller; (viii) engaging attorneys, accountants, and other advisors on behalf of Seller; and (ix) taking any and all other actions contemplated by this Agreement or reasonably necessary or appropriate to carry out the foregoing.

(b) If Colin Godby is unable or unwilling to serve as Seller Representative (whether due to death, disability, resignation, removal by Selling Holders holding a majority of the aggregate Pro-Rata Percentages, or termination of employment with any Purchaser Party or its Affiliates for Cause (as defined in such Employment Agreement)), Jarett Volkoff shall automatically become the successor Seller Representative. If Jarett Volkoff is also unable or unwilling to serve, a successor Seller Representative shall be appointed by Selling Holders holding a majority of the aggregate Pro-Rata Percentages, and written notice of such appointment shall be provided to Purchaser within thirty (30) days. Any successor Seller Representative shall have all of the powers and authority of the initial Seller Representative hereunder.

(c) The Purchaser Parties and their respective Affiliates shall be entitled to rely conclusively, without independent inquiry or investigation, on any action taken or decision made by the Seller Representative and any notice, instruction, consent, determination, agreement, or other communication given or made by the Seller Representative, and no Purchaser Party or its Affiliates shall have any liability to any Selling Holder or any other Person for any action taken or omitted to be taken in reliance on any such action, decision, notice, instruction, consent, determination, agreement, or other communication.

(d) The Seller Representative shall not be liable to any Selling Holder for any act or omission in such capacity, except for fraud, gross negligence, or willful misconduct. Each Selling Holder shall indemnify and hold harmless the Seller Representative, on a several (and not joint) basis in accordance with such Selling Holder’s Pro-Rata Percentage, from and against any and all Damages incurred by the Seller Representative in connection with the performance of such Seller Representative’s duties hereunder, except for Damages arising from the Seller Representative’s fraud, gross negligence, or willful misconduct.

(e) The Seller Representative acknowledges that, following the Closing, the Seller Representative may be employed by a Purchaser Party or its Affiliates, and that conflicts of interest may arise between the Seller Representative’s duties to the Selling Holders and such employment relationship. The Selling Holders hereby acknowledge and consent to the Seller Representative serving in such dual capacity. In the event of a dispute between any Purchaser Party and Seller or the Selling Holders that involves matters for which the Seller Representative has personal liability or a direct personal financial interest that is materially adverse to the interests of the other Selling Holders, the Seller Representative shall disclose such conflict to the Selling Holders and, at the election of Selling Holders holding a majority of the aggregate Pro-Rata Percentages (excluding the Pro-Rata Percentage of the Seller Representative), either (i) recuse himself or herself from acting on behalf of the Selling Holders with respect to such specific matter, in which case the successor Seller Representative or a special representative appointed by such majority shall act with respect to such matter, or (ii) continue to act with respect to such matter with the informed consent of such majority.

Section 7.14 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE TRANSACTION DOCUMENTS, NEITHER SELLER, THE SELLING HOLDERS NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE SELLER PARTIES, CONCERNING THE TRANSACTIONS AND THE CONDITION OF THE PURCHASED ASSETS OR ASSUMED LIABILITIES OR THE BUSINESS. PURCHASER IS NOT RELYING AND HAS NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE TRANSACTION DOCUMENTS.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE TRANSACTION DOCUMENTS, NEITHER ANY PURCHASER PARTY NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF ANY PURCHASER PARTY, CONCERNING THE TRANSACTIONS AND THE PURCHASER PARTIES OR THEIR RESPECTIVE AFFILIATES. THE SELLER PARTIES ARE NOT RELYING AND HAVE NOT RELIED ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE TRANSACTION DOCUMENTS.

Section 7.15 Parent Guarantee. Purchaser Parent hereby absolutely, unconditionally and irrevocably guarantees to Seller and the Selling Holders (collectively, the “Guaranteed Parties”), the due and punctual payment in full, when and as the same shall become due and payable in accordance with the terms of this Agreement (whether at stated maturity, by required prepayment, acceleration, demand or otherwise), of all Installment Payments and Contingent Payments required to be paid by Purchaser to Seller under Section 1.2(d) and Section 1.2(e) (the “Guaranteed Obligations”). This is a guarantee of payment and not of collection. Purchaser Parent agrees that, as between Purchaser Parent and the Guaranteed Parties, the Guaranteed Obligations may be amended, supplemented, extended, waived or otherwise modified (including in connection with any assignment of this Agreement by Purchaser in accordance with Section 7.4) with the prior written consent of Purchaser but without notice to, or the consent of, Purchaser Parent, and Purchaser Parent shall remain bound hereunder notwithstanding any such amendment, supplement, extension, waiver or other modification. Purchaser Parent further agrees that its obligations under this Section 7.15 shall be absolute and unconditional under any and all circumstances and shall not be discharged or affected by (a) the insolvency, bankruptcy, liquidation, dissolution or reorganization of Purchaser, or (b) any other circumstance which might otherwise constitute a legal or equitable discharge of a guarantor, other than the indefeasible payment in full of the Guaranteed Obligations in accordance with the terms hereof. For the avoidance of doubt, nothing in this Section 7.15 shall expand the amount of the Installment Payments or Contingent Payments or otherwise increase the aggregate payment obligations of the Purchaser Parties beyond those expressly set forth in this Agreement. Notwithstanding anything herein to the contrary, Seller and each Selling Holder hereby agree that (i) to the extent Purchaser is relieved of any of its obligations under this Agreement, Purchaser Parent shall be similarly relieved of its corresponding Guaranteed Obligations solely in respect of such relieved obligation and (ii) Purchaser Parent shall have all defenses to the payment of the Guaranteed Obligations that would be available to Purchaser under the Agreement, as well as any defenses in respect of fraud of any Seller Party.

[Signature Pages Follow]

The parties to this Agreement have caused this Agreement to be executed and delivered as of the date first written above.

PURCHASER:

LIVEWIRE EV, LLC

By:
Name:
Title:

PURCHASER PARENT:

LIVEWIRE GROUP, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

SELLER:

DUST MOTORCYCLES, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Each of the undersigned hereby expressly acknowledges and confirms that (a) he, she or it has been afforded a full and complete opportunity to review this Agreement in its entirety and to seek the advice of independent legal counsel of his, her or its own choosing, and has either in fact consulted with such independent counsel or has voluntarily elected not to do so; (b) he, she or it has carefully read and fully understands all of the terms, conditions and provisions set forth in this Agreement, including, without limitation, the provisions set forth in Section 1.2; (c) there is no guaranteed Contingent Payment under this Agreement and the Contingent Payments are wholly speculative in nature and may never become payable; and (d) notwithstanding the foregoing, he, she or it is voluntarily executing this Agreement with full knowledge and understanding of the risks and consequences associated with the provisions hereof.

SELLING HOLDERS:

[ ⚫ ]

[ ⚫ ]

[ ⚫ ]

[ ⚫ ]

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

Exhibit A

Definitions

For purposes of the Agreement (including this Exhibit A):

“Acquisition” has the meaning set forth in the recitals.

“Actual COGS” means the actual cost of goods sold incurred by Purchaser or its Affiliates to manufacture and deliver any unit, calculated in accordance with GAAP applied on a consistent basis, and limited solely to those cost categories included in the definition of “Cost of Sales.”

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Annexes” has the meaning set forth in Section 7.10.

“Anniversary VWAP Price” means, with respect to any date, the average of the volume weighted average price of Purchaser Parent Common Stock over the thirty (30) Trading Days immediately prior to such date, as reported on the NYSE.

“Anti-Corruption and Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), and the UK Bribery Act of 2010 and all similar applicable anti-bribery and anti-corruption laws and regulations.

“Assumed Liabilities” has the meaning set forth in Section 1.1(d).

“Assumed Trade Payables” has the meaning set forth in Section 1.1(d).

“Assumption Election Notice” has the meaning set forth in Section 1.2(h).

“Benefit Plan” means, without duplication: (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (b) each employment, consulting or other service agreement or arrangement; and (c) any other compensation, stock ownership, stock option or other equity or equity-based award or compensation, deferred compensation, profit sharing, incentive compensation, bonus, commission, change of control, transaction, retirement, supplemental retirement, savings, pension, profit sharing, excess benefit, retiree, health, medical, dental, vision, life insurance, accident insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, perquisite, vacation pay, paid time off, personal day, holiday pay, sabbatical, sick leave, disability, sick pay, workers’ compensation, unemployment, severance pay, outplacement, employee loan, tuition reimbursement or educational assistance plan, policy, program, agreement or arrangement, which in the case of each of clauses (a), (b) or (c), is contributed to, sponsored or maintained, or required to be contributed to, maintained or sponsored, by Seller or any of its Affiliates (or to which any of them is a party or is bound or otherwise subject) or under which Seller or any of its Affiliates has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any current or former Service Provider or any spouse, beneficiary or dependent thereof.

“Bill of Sale and Assignment Agreement” has the meaning set forth in Section 1.3(b)(iv).

“Business” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banking institutions in New York, New York, Milwaukee, Wisconsin or Bend, Oregon are not required to be open.

“Business Employees” means all of the employees of Seller primarily providing services to the Business.

“Business Governmental Authorization” has the meaning set forth in Section 2.11.

“Business Insurance Policies” has the meaning set forth in Section 2.16.

“Business Material Adverse Effect” means an event, condition, change, development or other matter will be deemed to have a “Business Material Adverse Effect” on the Business if such event, condition, change, development or other matter, either individually or in combination with any other event, condition, change, development or other matter had or could reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, financial performance or prospects of the Business, taken as a whole, (b) the ability of Seller to consummate the Transactions, or (c) the value, enforceability, or validity of the Seller Transferred Intellectual Property or the Purchased Assets; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Business Material Adverse Effect: (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, (ii) changes in general legal, tax, regulatory, political or business conditions, or (iii) changes affecting generally the industries in which the Business operates; provided, further, that if any change, event or effect referred to in clauses (i), (ii) or (iii) has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates, then such disproportionate effect may be taken into account in determining whether a Business Material Adverse Effect has occurred.

“Cap” has the meaning set forth in Section 5.3(a).

“Cero Agreement” means that certain Budget 1/1288 for the “Project: ALPHA PROTOTYPE,” dated October 17, 2023, governed by certain Terms & Conditions attached thereto, by and between CERO DESIGN STUDIO S.L. (“Cero”) and Seller.

“Cero IP Assignment” has the meaning set forth in Section 6.13(b).

“Cero IP Rights” means all Intellectual Property rights in all work product, deliverables, inventions, ideas, designs, processes, software (including source and object code), documentation, content, data, know-how, reports, analyses, notes, records and other materials authored, created, developed, designed, conceived or delivered by or on behalf of Cero (alone or with others) for Seller under or in connection with the Cero Agreement..

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended, and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to the COVID-19 pandemic or subsequent pandemic or endemic.

“Cash and Cash Equivalents” of any Person as of any date means the cash and cash equivalents on a consolidated balance sheet of such Person and its Subsidiaries as of such date.

“Causes of Action” has the meaning set forth in Section 7.8.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Cash Amount” has the meaning set forth in Section 1.2(c) and is intended solely to fund Unpaid Seller Transaction Expenses and Seller’s wind-down and dissolution expenses, and not to satisfy ordinary course trade payables that constitute Assumed Liabilities.

“Closing Date” means the date of this Agreement.

“Closing Stock Consideration” has the meaning set forth in Section 1.2(b).

“Closing VWAP Price” means the average of the volume weighted average price of Purchaser Parent Common Stock over the thirty (30) Trading Days immediately prior to the Closing Date, as reported on the NYSE.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 6.1(e).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).“Contingent Payment” has the meaning set forth in Section 1.2(e).

“Contingent Payment Cap” has the meaning set forth in Section 1.2(e)(ii).

“Contingent Payment Statement” has the meaning set forth in Section 1.2(e)(vi).

“Contract” means any written, oral, implied or other agreement, contract, subcontract, license, sublicense, lease, rental agreement, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, settlement agreement, assurance or undertaking of any nature, in each case, including any amendments, supplements, modifications and side letters thereto.

“Conversion” has the meaning set forth in Section 1.6.

“Cost of Sales” means, with respect to any product, the following direct, unit-level costs, calculated in accordance with GAAP applied on a consistent basis: (a) the bill of materials for such product (including raw materials and purchased components), (b) direct labor costs incurred to manufacture such product (including any conversion cost, manufacturing markup or margin), (c) inbound and outbound freight and logistics costs, import or export tariffs directly attributable to such product, packaging costs, battery recycling or other compliance charges, and any pre-delivery inspection costs incurred, including those reimbursed to a dealer, and (d) a warranty rate equal to the warranty rate used for the warranty accrual in accordance with GAAP in the Purchaser Parent’s consolidated financial statements for similar products. For the avoidance of doubt, Cost of Sales shall not include any corporate overhead, selling, general or administrative expenses, research and development expenses, or any capital expenditures or other non-cash charges, except that depreciation expense related to tooling and similar manufacturing-specific capital expenditures will be recognized consistent with the recognition under GAAP used in Purchaser Parent’s consolidated financial statements and an allocation of any fixed third-party logistics costs or other fixed overhead costs incurred related to the production and sale of the products sold.

“CPSA” means the Consumer Product Safety Act (15 U.S.C. § 2051 et seq.), as amended, and the rules and regulations promulgated thereunder.

[***].

“Customers” has the meaning set forth in Section 2.6(a).

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any reasonable cost of investigation), diminution in value, lost profits, consequential damages, or expense of any nature; provided, that “Damages” shall not include (i) any punitive damages except (A) in the event of fraud or intentional misrepresentation, (B) if alleged or sought in a Third-Party Claim, or (C) in connection with any product liability, personal injury or wrongful death claim or (ii) any amount to the extent such amount has already been taken into account in the calculation of any adjustment to the Purchase Price or any Installment Payment or Contingent Payment hereunder (no double recovery).

“Disclosure Letter” means the schedules (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller, the schedule delivered to Seller on behalf of Purchaser, as applicable, containing disclosures that qualify or clarify the representations and warranties of Seller or Purchaser in this Agreement, as applicable, in each case, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

“Dispute Notice” has the meaning set forth in Section 1.2(e)(vi).

“Dispute Period” has the meaning set forth in Section 1.2(e)(vi).

“Dispute Threshold” has the meaning set forth in Section 1.2(e)(vi).

“Disputed Item” has the meaning set forth in Section 1.2(e)(vi).

“Dust Hightail” means the “Hightail” model of electric motorcycle to be manufactured and sold in accordance with the Launch Plan.

“Dust Hightail Products” means the Dust Hightail electric dirt bike in substantially the form as is commercialized in accordance with the Launch Plan, including the proposed “base” model, which shall not vary substantially in core design and engineering from the Dust Hightail model; provided, however, that “Dust Hightail Products” shall not include (i) any product that incorporates a battery system primarily based on, or implemented using, a battery system architecture independently developed by Purchaser or its Affiliates without material reliance on the Seller Transferred Intellectual Property; or (ii) any product commercially introduced by Purchaser or its Affiliates prior to or after the Closing that is not substantially based on the core design and engineering of the Dust Hightail electric dirt bike as it exists at the Closing (including the applicable post-Closing improvements), including any such product that reflects new or independently developed platforms, architectures, or material design changes, regardless of whether the “Dust” or “Hightail” name or branding is used in connection with such product.

“Earn-Out Period” has the meaning set forth in Section 1.2(e)(i).

“Employee Commitment and Invention Assignment Agreements” has the meaning set forth in Section 1.3(b)(vii).

“Employment Agreements” has the meaning set forth in Section 1.3(b)(vi).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean all Legal Requirements relating to pollution or protection of human health or safety or the environment, including Legal Requirements relating to the manufacture, processing, distribution, use, treatment, storage, transport, handling or release of, or exposure to, Hazardous Substances.

“Equity Documents” has the meaning set forth in Section 1.3(b)(v).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) which, together with Seller, is (or at any relevant time was) required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event of Abandonment” means Purchaser’s failure to make meaningful progress toward implementation of the Launch Plan for a continuous period of twelve (12) months during the Earn-Out Period, as evidenced by (a) the absence of any material expenditures, development activities or commercialization efforts with respect to the Dust Hightail Products, and (b) Purchaser’s failure to respond in good faith to written inquiries from Seller regarding the status of such efforts within thirty (30) days of receipt thereof; provided, that an Event of Abandonment shall not be deemed to have occurred if Purchaser’s lack of progress is primarily attributable to (i) Seller’s failure to complete any development or testing requirements set forth in the Launch Plan, (ii) regulatory delays or requirements imposed by any Governmental Body, (iii) supply chain disruptions or unavailability of critical components or materials, or (iv) safety, quality, product fitness or product marketability or commercialization concerns identified by Purchaser in good faith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excess Amount” has the meaning set forth in Section 1.2(i).

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Liabilities” has the meaning set forth in Section 1.1(c).

“Exhibits” has the meaning set forth in Section 7.10.

“Export Control Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Financial Statements” has the meaning set forth in Section 2.3(a).

[***].

“FMLA” means the Family and Medical Leave Act of 1993, as amended.

“Founder” or “Founders” has the meaning set forth in Section 5.2(a).

“Fundamental Representations” means the representations and warranties contained in Section 2.1 (Due Organization; Subsidiaries; Etc.), Section 2.2(a) and Section 2.2(b)(vii) (Authority; Binding Nature Of Agreements; Non-Contravention with Organizational Documents), Section 2.5 (Title to Purchased Assets; Sufficiency), Section 2.12 (Taxes), Section 2.15 (Environmental Matters), Section 2.17 (Related Party Transactions), Section 2.20 (Brokers), Section 3.1(a) and Section 3.1(b)(iv) (Authority; Binding Nature of Agreements; Non-Contravention with Organizational Documents), Section 3.3 (Brokers), Section 3.4 (Title), Section 3.5 (Affiliated Transactions), Section 4.1 (Organization and Good Standing; Authority; Binding Nature of Agreements), Section 4.2(a) and Section 4.2(b)(iii) (Authority; Binding Nature of Agreements; Non-Contravention with Organizational Documents) and Section 4.4 (Brokers).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement, other transactional authority agreement, or change order) between Seller, on the one hand, and any Governmental Body or any prime contractor or sub-contractor (at any tier) of any Governmental Body, on the other hand.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, accreditation, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body. By way of clarification, “Governmental Authorization” does not mean or refer to the Seller Contracts, or any portion thereof.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court, arbitrator, arbitration panel or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including utilities.

“Guaranteed Obligations” has the meaning set forth in Section 7.15.

“Guaranteed Parties” has the meaning set forth in Section 7.15.

“Hazardous Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (a) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, or per- and polyfluoroalkyl substances, (b) is defined, listed or identified by any Governmental Body as a “contaminant,” “pollutant,” “toxic substance,” “toxic material,” “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder, (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Body, or (d) is or contains lithium, lithium-ion, cobalt, nickel, manganese, lead-acid, or other battery cells, battery packs, battery modules, or battery components, or any materials used in the manufacture, assembly, or disposal of batteries or electric vehicle powertrains.

“Indebtedness” means (a) all outstanding obligations for senior debt and subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (b) any outstanding obligations under capital leases and purchase money obligations, (c) any amounts owed with respect to drawn letters of credit, (d) any accrued and unpaid bonus, incentive, commission, or severance obligations with respect to any termination of employment or service occurring prior to Closing and (e) any outstanding guarantees of obligations of the type described in the foregoing clauses (a) through (d).

“Indemnitees” means the following Persons: (a) Purchaser, Seller or Selling Holder, as applicable, which or who is entitled to indemnification pursuant to Article 5; (b) such Person in the foregoing clause (a) current and future Affiliates; (c) the respective Representatives of the Persons referred to in the foregoing clauses (a) and (b); and (d) the respective successors and assigns of the Persons referred to in the foregoing clauses (a), (b) and (c) above.

“Indemnitor” has the meaning set forth in Section 5.4(a).

“Independent Accountant” has the meaning set forth in Section 1.2(e)(vi).

“Installment Payments” has the meaning set forth in Section 1.2(d).

“Intellectual Property” means all intellectual property and intellectual property rights and related priority rights protected, created or arising under the Legal Requirements of the United States or any other jurisdiction or under any international convention, including all (i) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”), (ii) trademarks, service marks, trade names, trade dress, logos, corporate names, social media handles and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Trademarks”), (iii) Internet domain names (“Domain Names”), (iv) copyrights, mask works, works of authorship, intellectual property rights in Software and databases, design rights and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing (“Copyrights”), (v) trade secrets, know-how and confidential and proprietary information, including without limitation formulae, compositions, algorithms, procedures, methods, techniques, ideas, customer lists, customer contact and registration information, customer purchasing histories and other customer information, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”), (vi) intellectual property rights in and to Technology, and (vii) any rights equivalent or similar to any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 2.3(a).

“Interim Financials” has the meaning set forth in Section 2.3(a).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the computer systems, servers, network equipment and other equipment, hardware and software owned, leased or licensed by Seller and used by Seller in the Business, including to develop, manufacture, provide, distribute, support, maintain or test the Seller Products and Services, whether located on the premises of Seller or a third party site.

“Knowledge” means (a) in the case of the Seller Parties, the actual knowledge of Colin Godby, Jarett Volkoff, and Neil Tierney, each in his capacity as an officer or employee of Seller or a Selling Holder, as applicable, and not in any individual capacity, after due inquiry of (i) those employees of Seller who could reasonably be expected to have knowledge of the relevant subject matter and (ii) the books, records, and files of Seller that could reasonably be expected to contain information relating to such subject matter; and (b) in the case of Purchaser, the actual knowledge of Karim Donnez and Jennifer Hoover, each in his or her capacity as an officer or employee of Purchaser, as applicable, and not in any individual capacity, after due inquiry of (i) those employees of Purchaser who could reasonably be expected to have knowledge of the relevant subject matter and (ii) the books, records, and files of Purchaser that could reasonably be expected to contain information relating to such subject matter.

“Launch Plan” has the meaning set forth in Section 6.5 and refers to the mutually agreed launch and commercialization plan for the Dust Hightail Products attached as Section 6.5 of the Disclosure Letter, as it may be updated from time to time by Purchaser in its discretion in consultation with Colin Godby.

“Leased Real Property” has the meaning set forth in Section 2.7.

“Leases” has the meaning set forth in Section 2.7.

“Legal Requirement” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, guidance, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lock-Up Period” means, with respect to any shares of Purchaser Parent Common Stock issued hereunder, the period during which such shares are subject to the transfer restrictions set forth in Section 6.9, which period shall be one (1) year from the (a) Closing Date with respect to the Closing Stock Consideration, (b) applicable payment date of the Installment Payment with respect to the Installment Payments and (c) applicable payment date of the Contingent Payment with respect to the Contingent Payments.

“Net Fulfillment Cost” means (A) [***], plus (B) the actual cash cost of any refunds issued by Purchaser or its Affiliates to customers [***], (C) plus any manufacturing markup or margin, minus (D) the final payments actually received from such customers, in each case as described in Exhibit C. [***].

“Net Sales” means, with respect to any product for any period, the gross revenue from sales of such product during such period, less (a) trade discounts, credits, and allowances actually granted to customers, (b) returns and refunds actually credited to customers, (c) freight, shipping, and insurance charges included in invoiced amounts and actually incurred, and (d) sales, use, value-added, and similar Taxes actually paid and included in the invoiced amount; provided, that Net Sales shall not include any revenue from (i) [***], (ii) units sold and subsequently returned, or (iii) units provided without charge or at a zero sales price for promotional, marketing, or demonstration purposes.

“Non-Competition and Non-Solicitation Agreements” has the meaning set forth in Section 1.3(b)(viii).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models, including any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property.

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

“Ordinary Course of Business” means an action taken by or on behalf of Seller or the Business in the normal and ordinary course of operating the Business consistent with the past practices of Seller (including with respect to quantity, quality, and frequency) and is taken in the ordinary course of the normal day-to-day operations of Seller; provided, that an action shall not be deemed to have been taken in the “Ordinary Course of Business” if such action (i) is taken in contemplation of, or in response to, the Transactions, (ii) involves a commitment of capital or resources materially greater than historical levels, or (iii) deviates in any material respect from the historical operations of the Business.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, limited liability company agreement or partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permitted Encumbrance” means (a) any restriction on transfer arising under applicable securities laws, (b) statutory liens for current Taxes not yet due and payable and for which adequate reserves are established on the Interim Balance Sheet, (c) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Encumbrances arising or incurred in the Ordinary Course of Business for amounts which are not delinquent, (d) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Legal Requirements, (e) Encumbrances that will cease to exist at or prior to the Closing and (f) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means any information that, alone or in combination with any other information, relates to an identified or identifiable person. household or device, including, but not limited to, (i) name, address, telephone number, health information, drivers’ license number, government issued identification number, or any other data that can be used to identify, contact, or locate an individual; (ii) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; or (iii) Internet Protocol addresses or other persistent device identifiers, and/or is considered “personally identifiable information,” “personal information,” or “personal data” under Legal Requirements. Personal Information may relate to any individual, including without limitation employees, contractors, customers, and end users.

“Positive Gross Margin” means, with respect to any period, an amount equal to (a) the Net Sales derived from sales of Dust Hightail Products during such period, minus (b) the Cost of Sales attributable to such Dust Hightail Products during such period; provided, that if the aggregate Cost of Sales for such period exceeds the aggregate revenue (gross revenue less any sales discounts and allowances) for such period, Positive Gross Margin for such period shall be deemed to be zero for purposes of calculating any Contingent Payment for such period; provided, that the actual amount by which Cost of Sales exceeds revenue shall carry forward and reduce Positive Gross Margin in the next succeeding period (and, to the extent not fully offset, in each subsequent period thereafter) until fully absorbed.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

[***].

“Privacy Commitments” has the meaning set forth in Section 2.8(j).

“Pro-Rata Percentage” means, with respect to each Selling Holder, the percentage determined by dividing (a) the number of equity interests in Seller owned by such Selling Holder immediately prior to the Closing by (b) the total number of equity interests in Seller owned by all Selling Holders immediately prior to the Closing.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, including any arbitrator or arbitration panel.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled entity; (iii) any officer, employee or representative of any public international organization; and (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchased Assets” has the meaning set forth in Section 1.1(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Parent” has the meaning set forth in the preamble.

“Purchaser Parent Common Stock” means the common stock, par value $0.0001 per share, of Purchaser Parent.

“Purchaser Parent SEC Documents” has the meaning set forth in Section 4.7.

“Purchaser Party” means Purchaser or Purchaser Parent, and “Purchaser Parties” means, collectively, Purchaser and Purchaser Parent.

“Purchaser Released Parties” has the meaning set forth in Section 7.8.

“Purchaser-Handled Claims” has the meaning set forth in Section 5.4(e).

“Registered Intellectual Property” means any issued Patent, pending Patent application, Trademark registration, application for Trademark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, filed or applied for by Seller.

“Related Party” means each of the following: (a) each individual who is, or who has at any time been, an equityholder (directly or indirectly), director or officer of Seller; (b) each member of the family of each of the individuals referred to in clause (a) above; and (c) any Entity (other than Seller) in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Remaining Items” has the meaning set forth in Section 1.2(e)(vi).

“Representatives” means equityholders, managers, officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Requisite Approvals” has the meaning set forth in Section 2.2(a).

“Resolution Period” has the meaning set forth in Section 1.2(e)(vi).

“Rule 144” has the meaning set forth in Section 6.4.

“S Corporation” has the meaning set forth in Section 2.12(k).

“Sanctioned Country” means at any time, a country or territory that is itself the target of comprehensive Sanctions (e.g., Cuba, Iran, North Korea, Russia, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is (a) the subject or target of any Sanctions, including any Person identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or any other Sanctions-related list maintained by any Governmental Body, (b) located, organized, or resident in a Sanctioned Country, or (c) fifty percent (50%) or more owned or controlled by any Person or Persons described in clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.

“Schedules” has the meaning set forth in Section 7.10.

“SEC” means the U.S. Securities and Exchange Commission.

“Sections” has the meaning set forth in Section 7.10.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 2.8(j).

“Seller” has the meaning set forth in the preamble.

“Seller Contract” means any Contract (other than a Benefit Plan), relating directly or indirectly to the Business: (a) to which Seller is a party; (b) by which the Business, Seller or any of its assets is or may become bound or under which Seller has, or may become subject to, any obligation; (c) under which the property that Seller operates the Business is leased, including any real property lease agreements where Seller is not the tenant; (d) under which Seller is directly or indirectly licensed or otherwise granted the right to use or exploit any Seller Intellectual Property or Seller Technology owned by another Person; or (e) under which Seller has or may acquire any right or interest.

“Seller Employee Liabilities” means any and all liabilities, commitments and obligations of Seller or any of its Affiliates (including all liabilities, commitments and obligations with respect to wages, compensation, cash or equity incentives, benefits, severance, Accrued Amounts and other accrued obligations, employment, engagement, retention and/or discharge, Section 4980B of the Code (or similar applicable Legal Requirements), the WARN Act, claims of unfair labor practices and claims under any applicable Legal Requirements relating to employment or labor): (a) relating to any Service Provider (or dependent or beneficiary thereof) who does not become a Transferred Employee for any reason, regardless of when arising; (b) relating to any Business Employee who does become a Transferred Employee (or any beneficiary or dependent thereof), to the extent arising on or prior to the Closing Date; or (c) arising at any time under any Benefit Plan.

“Seller Intellectual Property” means any and all Intellectual Property that is owned, licensed, used, held for use or practiced by Seller, or necessary for the conduct of the Business, including in connection with Seller Products and Services, including all Registered Intellectual Property.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Products and Services” means any and all products and services (including consulting services and websites) designed, developed, manufactured, assembled, marketed, licensed, offered, provided, sold, distributed, serviced, or otherwise made available or exploited by or for the Business, including all vehicles, including electric motorcycles and dirt bikes, powertrain systems, motors, controllers, battery packs, chargers, and related components, parts, and accessories, and any products and service offerings under design or development by or for Seller or the Business that form the basis (in whole or in part) of any revenue or business projection provided to Purchaser.

“Seller Releasing Party” has the meaning set forth in Section 7.8.

“Seller Representative” has the meaning set forth in Section 7.13(a).

“Seller Software” has the meaning set forth in Section 2.8(h).

“Seller Technology” means all Technology owned, licensed, used, held for use or practiced by Seller, or necessary for the conduct of the Business, including in connection with Seller Products and Services, and including all designs, specifications, drawings, schematics, CAD files, engineering data, testing data, manufacturing processes, assembly instructions, quality control procedures, and other technical information relating to vehicles, including electric motorcycles and dirt bikes, and related powertrain technology.

“Seller Transferred Intellectual Property” has the meaning set forth in Section 1.1(a)(iii).

“Selling Holders” has the meaning set forth in the preamble.

“Service Provider” means each officer, employee, individual consultant, manager or director of Seller or any of its Affiliates (including each Business Employee).

“Setoff Dispute Period” has the meaning set forth in Section 1.2(f).

“Setoff Notice” has the meaning set forth in Section 1.2(f).

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.24.

“Stock Issuance Cap” has the meaning set forth in Section 1.2(i).

“Straddle Period” means any Tax Period beginning before or on and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any Person means any corporation, partnership, limited liability company, joint venture or other Entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other Entity.

“Suppliers” has the meaning set forth in Section 2.6(b).

“Survival Period” has the meaning set forth in Section 5.1.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, unclaimed property, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Legal Requirement, as a transferee or successor, by Contract or otherwise.

“Tax Period” means any period prescribed by any Governmental Body for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Returns” means any return, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Body.

“Technology” means all software, computer programs, databases, compilations, content, websites, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, subroutines, tools, materials, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not), invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Term” has the meaning set forth in Section 6.1(a).

“Territory” has the meaning set forth in Section 6.1(a).

“Third-Party Claim” has the meaning set forth in Section 5.4(a).

“Trading Day” means any day on which the NYSE is open for trading.

“Transaction Documents” means this Agreement and the agreements to be delivered at or prior to Closing set forth in Section 1.3, or otherwise contemplated by or required under this Agreement (other than agreements for post-Closing employment or consultancy services).

“Transactions” means (a) the execution and delivery of the respective Transaction Documents, and (b) all of the transactions contemplated by the respective Transaction Documents, including: (i) the sale by Seller and the purchase by Purchaser of the Purchased Assets; (ii) the assumption of the Assumed Liabilities by Purchaser; and (iii) the performance by Seller and Purchaser of their respective obligations under the Transaction Documents, and the exercise by Seller and Purchaser of their respective rights under the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 6.2(c).

“Transferred Employee” means each Business Employee who, prior to the Closing Date, receives an offer of employment from Purchaser or one of its Affiliates and who accepts such offer of employment and commences employment with Purchaser (or such Affiliate) on the Closing Date.

“Unpaid Seller Transaction Expenses” means (a) any and all fees and disbursements payable to legal counsel, accountants and other advisors of Seller that are payable by or on behalf of Seller in connection with the Transactions, (b) all amounts required to release any Encumbrances (other than Permitted Encumbrances) against any of the Purchased Assets and (c) all other miscellaneous expenses or costs, in each case, incurred by Seller or any of their Related Parties that are payable by Seller, in connection with the Transactions, including costs or expenses related to obtaining Consents from, or filings with, third parties or Governmental Bodies related to the Transactions, but only to the extent they have not been paid by Seller in cash on or prior to the close of business on the day immediately preceding the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and its regulations, and any similar state, local or foreign Legal Requirements.

Exhibit B

Form of Bill of Sale and Assignment Agreement

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Exhibit C

Accounting Policy

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Disclosure Letter

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